Exhibit 10.4

The symbol “[***]” denotes places where certain identified information has been excluded because it is both (i) not material and (ii) of the type that the registrant customarily and actually treats as private or confidential.

LUBRICANTS BLENDING AND DISTRIBUTION AGREEMENT

BETWEEN

EXXONMOBIL LUBRICANTS TRADING COMPANY

AND

COSAN LUBRIFICANTES E ESPECIALIDADES S.A.

DATED

DECEMBER 1, 2018

EXHIBIT A	PRODUCTS AND SUPPLY PRODUCTS

EXHIBIT A-1	LIST OF APPROVED PLANTS

EXHIBIT A-2	LIST OF PARTICIPATING SUPPLIERS

EXHIBIT A-3	DISTRIBUTOR STRATEGIC ALIGNMENT AND PERFORMANCE OBJECTIVES

EXHIBIT A-4	MARKETING PLANNING AND PRODUCT MANAGEMENT

EXHIBIT A-5	BASE STOCKS PLANNING AND MANAGEMENT

EXHIBIT A-6	OIL CONDITION MONITORING CHARGES

EXHIBIT B	DIRECT ACCOUNT OPPORTUNITIES

EXHIBIT C	BUSINESS ETHICS

EXHIBIT D	ADDENDA APPLICABLE TO THIS AGREEMENT

EXHIBIT E	RESTRICTED EMPLOYEES

EXHIBIT F	MUTUAL TERMINATION AND GENERAL RELEASE AGREEMENT

EXHIBIT G	FIREWALL AGREEMENT

SCHEDULE 1	BASE STOCKS SUPPLY AGREEMENT

SCHEDULE 2	FINISHED LUBRICANTS SUPPLY AGREEMENT

2

LUBRICANTS BLENDING AND DISTRIBUTION AGREEMENT

This Lubricants Blending and Distribution Agreement (the “Agreement”) is entered into on March 19, 2018 and shall be effective as of December 1, 2018 (the “Effective Date”):

BETWEEN:

(1)	ExxonMobil Lubricants Trading Company, a company incorporated under the laws of the State of Delaware, and having a place of business at 22777 Springwoods Village Parkway, Spring, Texas 77389 (“ExxonMobil”); and

(2)	Cosan Lubrificantes e Especialidades S.A., a company incorporated under the laws of Brazil, and having a place of business at Praia da Ribeira, nº 51, Fundos, Ribeira, Ilha do Governador, Postal Code 21.930-050, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 33.000.092/0001-69, herein represented on the terms of its by-laws (“Distributor”), (each a “Party” and, collectively, the “Parties”).

RECITALS

A.	ExxonMobil and ExxonMobil Affiliates are, among other things, suppliers and sellers of crude oil, petroleum products, lubricants and specialty products worldwide.

B.	Distributor owns and operates a lubricants blending and distribution business and desires to blend and distribute lubricating fluids and provide related services, bearing brands owned by ExxonMobil or ExxonMobil Affiliates, using Distributor’s distribution facilities, equipment, and personnel.

C.	ExxonMobil and Distributor desire to enter into this Agreement, to be effective as of the Effective Date, on the terms and conditions contained herein for the distribution and sale of products and/or provision of services bearing brands owned by ExxonMobil or ExxonMobil Affiliates.

D.	Distributor wishes to import, blend, market, sell and distribute within the Territory those Products and Supply Products (defined hereafter) identified in Exhibit A, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, as of the Effective Date, the Parties hereto agree:

Article I

DEFINITIONS AND INTERPRETATION

1.0	Definitions. Unless otherwise expressly set forth herein, the following terms will be defined in this Agreement as follows:

“3rd Party Product Integrity Manual” or “3PIM”	means ExxonMobil’s Third Party Product Integrity Manual, which sets out the specific requirements for the quality control management systems covering the Operation to be used by Distributor to ensure that product integrity objectives are satisfied;
“Additives”	means any materials which are intended to be blended with Base Stocks to produce finished petroleum-based lubricants, and which are not themselves finished lubricant products;
“Affiliate”	means either ExxonMobil Affiliate or Distributor Affiliate, as appropriate;
“Agreement”	means this Agreement, as identified in the introductory paragraph above, and includes all Exhibits, Attachments, Addenda and Schedules attached hereto as varied from time to time by the written agreement of the Parties;
“Ancillaries”	means products bearing the ExxonMobil Proprietary Marks that are not finished lubricant products, and that Distributor is authorized by ExxonMobil or an ExxonMobil Affiliate to purchase from an authorized Third Party and to market, distribute and sell within the Territory (e.g., coolants, filters, automotive care products, etc.);
“Anti-Corruption Laws”	means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions which entered into force on February 15, 1990, the Foreign Corrupt Practices Act of the United States, the Bribery Act of the United Kingdom, the Brazil Clean Company Act, and any other laws having the same or similar effect with respect to Officials or other persons;
“Approved Distribution Activities”	means the manufacture, distribution and sale of Products and Supply Products (and activities to support manufacture, distribution and sale, such as blending, packaging, importing, and marketing) in the Territory during the Term in accordance with the ExxonMobil Requirements, the Specifications, and the Quality Control Requirements;
“Approved Plants”	means the LOBP and other plants approved by ExxonMobil in accordance with Section 6.1 as set forth in Exhibit A-1;
“Base Stocks”	means products or raw materials refined and manufactured from crude oil or other processes and covered by American Petroleum Institute base oil classification Groups I, II, III, IV or V for use in the manufacture or blending of finished lubricants, prior to the addition of, or in combination with, any Additives, and which are not themselves finished lubricant products;

“Branded Lube Change Center”	means a lubricants-changing service business operated under specified ExxonMobil Proprietary Marks, which includes but is not limited to the stand-alone “Mobil Oil Express” locations, and such other ExxonMobil Proprietary Marks as may be authorized by ExxonMobil for use by a Branded Lube Change Center Operator pursuant to the Branded Lube Change Center Addendum, if applicable;
“Branded Lube Change Center Operator”	means either Distributor or a Third Party selected by Distributor that operates a Branded Lube Change Center, if applicable;
“Branded Technical Services”	means certain services identified by the ExxonMobil Proprietary Marks that ExxonMobil may authorize Distributor to provide pursuant to the Branded Technical Service Addendum, if applicable;
“Branding Guidelines”	means guidelines published by ExxonMobil, an ExxonMobil Affiliate or a Direct Account from time to time relating to the use of the ExxonMobil Proprietary Marks and/or the Private Label Proprietary Marks generally or by Distributor specifically;
“Business Continuity Plan”	means a written plan that (a) addresses critical activities performed in the Operation, (b) implements controls for the purpose of minimizing, as much as possible, the financial exposure related to the impact of disrupting events, including operational impacts affecting Distributor’s customers, and (c) identifies the methodology for resuming the Operation through execution of such written plan;
“Business Day”	means a day (except Saturdays and Sundays and public holidays in the Territory) when deposit-taking banks are open in Sao Paulo, Brazil and in New York, New York, U.S.A. for the business of over-the-counter deposit-taking;

“Change in Control”

means:

(a)

any Person that becomes (A) (i) a beneficial owner directly or indirectly, of ownership interest in Distributor, or (ii) direct owner of [***]; in each case, representing 50% or more of the voting power of Distributor or [***] outstanding ownership interest, or (B) entitled to elect the majority of the directors of Distributor or [***], as applicable;

(b)

any Distributor Transfer (whether in a single transaction or a series of related transactions) to a [***];

(c)    [***];

(d)

any Distributor Transfer (whether in a single transaction or a series of related transactions) of the LOBP; or

(e)

any Distributor Transfer that, exclusively as a result of such

Distributor Transfer, would cause ExxonMobil to be in violation in any material respect of any applicable Law.
“Comma Ancillary Products”	means ancillary products manufactured by Comma Oil and Chemicals (“Comma”) as of the Effective Date, that is not a lubricating fluid, grease, lubricant additive or finished lubricant. Examples of Comma Ancillary Products include antifreeze, fuels additive, brake fluid, car wash products, etc.;
“Confidential Information”	means, as the context permits or requires, ExxonMobil’s Confidential Information or Distributor’s Confidential Information;
“Direct Account”	means the customers set forth on Exhibit B and/or a customer(s) that has contracted with ExxonMobil or an ExxonMobil Affiliate on a global or regional basis to purchase Product, ExxonMobil Services, Supply Products and/or Branded Technical Services, to be delivered to a location or to multiple locations (including within the Territory) as required by ExxonMobil;
“Direct Account Delivery”	means a transaction in which Distributor delivers Product to a Direct Account; ExxonMobil may pay a fee to Distributor for such delivery;
“Direct Account Opportunity”	will have the meaning set forth in Section 7.0;
“Direct Account Service”	means a transaction in which Distributor performs or arranges for the performance of Branded Technical Services to a Direct Account. ExxonMobil may pay a fee to the Distributor for performing the Branded Technical Service. Fees and payment terms will be agreed by ExxonMobil and Distributor prior to delivering the services;
“Distributor Affiliate”	means: (a) any company or partnership that holds or operates the Approved Plant or a LOBP, (b) any company or partnership in which Distributor or Distributor Parent now or hereafter owns or controls, directly or indirectly, more than [***] ([***]) of the ownership interests having the right to appoint the majority of the members of the board of directors or similar governing body; for purposes of this definition, the term “controls” means the power to direct the management and policies of such entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and (c) [***], except in the event of [***] (for purposes of Section 2.3 and 8.1 only);
“Distributor’s Confidential Information”	means any information or communication so designated by Distributor, or any document, electronic or otherwise, that is marked “Confidential”, “Privileged”, “Proprietary”, “Private”, or “Restricted Distribution”, including Alliance Key Performance Indicators Reports originating from distributor and information disclosed by and solely originating from Distributor containing Distributor volumes, revenues, sales pipeline, marketing plans and strategy;

“Distributor Indemnified Parties”	will have the meaning set forth in Section 14.1;
“Distributor Interest”	means (a) any equity securities, voting securities or any other form of ownership interest (including, but not limited to, beneficial ownership) in Distributor or any subsidiary of Distributor or (b) the LOBP;
“Distributor Parent”	means Cosan S.A. Industria e Comercio (a company formed under the laws of Brazil) and Cosan Limited (a company formed under the laws of Bermudas);
“Distributor Parent Ownership Interest”	means any non-free float or publicly-traded equity securities, voting securities or any other form of ownership interest (including, but not limited to, beneficial ownership);
“[***]”	means (a) a transfer of [***] of [***] to a Person who should hold [***] for at least nine (9) months after such transfer, or (b) the execution of any shareholders agreement of [***] in connection with any transfer of [***];
“Distributor Performance Objectives”	means Distributor’s key performance indicators, including summary sales data keyed to lines of business, Products, Supply Products or ExxonMobil Services, and the data set forth in Exhibit A-3;
“Distributor Product Integrity Manual” or “DPIM”	means the ExxonMobil Distributor Product Integrity Manual or equivalent document, that specifies the minimum standard requirements for handling Products and Supply Products, as such manual may be updated from time to time, or any document issued by ExxonMobil in replacement thereof;
“Distributor Transfer”	means any direct sale, assignment, exchange, gift or other transfer or disposition of Distributor Interest (including pursuant to any derivative, swap, option or other instrument); provided that transfer as used in this Agreement shall exclude creating a lien or similar right or encumbrance over any Distributor Interest for purposes of pledging collateral for a loan from a financial institution (or similar transaction) or other financing (or similar transaction);
“Effective Date”	will have the meaning set forth in the introductory paragraph;
“ExxonMobil”	will have the meaning set forth in the introductory paragraph;
“ExxonMobil Additive Pricing”	means pricing terms for Additives, that are made available to Distributor by a Participating Supplier, [***];
“ExxonMobil Affiliate”	means: (a) Exxon Mobil Corporation, (b) ExxonMobil Oil Corporation, (c) any company or partnership in which Exxon Mobil Corporation or ExxonMobil Oil Corporation now or hereafter (1) owns or (2) controls, directly or indirectly, more than fifty percent (50%) of the ownership interest having the right to vote or appoint its directors or functional equivalents (for the purpose of this definition, an “Affiliated Company”), or (d) any joint venture in which Exxon Mobil Corporation, ExxonMobil Oil Corporation or an Affiliated Company now or hereafter is the operator; for purposes of this definition, the term “controls” means the power to direct the management and policies of such entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise;
“ExxonMobil Brand Product(s)”	means the Products and Supply Products now or hereafter blended, bearing, marketed, provided or sold under ExxonMobil Proprietary Marks as authorized under the TLA;
“ExxonMobil Confidential’s Information”

means all business and technical information and materials related to the Lubricants Field disclosed or made available, directly or indirectly, to Distributor or a Distributor Affiliate at any time by ExxonMobil, an ExxonMobil Affiliate, a contractor of ExxonMobil or an ExxonMobil Affiliate, or a supplier of Additives or Base Stocks for any Product, including:

(a)

pricing (e.g., ExxonMobil Additive Pricing) customer lists, and business marketing strategies;

(b)

training materials relating to recruiting and management of employees or contractors;

(c)

policies, procedures, guidelines and methods of doing business;

(d)

product integrity and quality, such as the 3PIM, DPIM, Branding Guidelines, Marketing Support Program(s), ProMIS, Quality Control Requirements, QP&G, Specifications(s) and ExxonMobil Requirements; and

(e)

marketing and sales support.

“ExxonMobil’s Confidential Information” does not include information that Distributor can prove is publicly available or otherwise becomes part of the public domain through no fault of Distributor or a Distributor Affiliate (but only after and only to the extent that, it is published or otherwise becomes part of the public domain).

Specific disclosures made to Distributor or a Distributor Affiliate under this Agreement will not be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in the possession of Distributor or a Distributor Affiliate. In addition, any combination of features disclosed hereunder will not be within the foregoing exceptions merely because individual features are separately in the public domain or in the possession of Distributor or Distributor Affiliate, but only if the combination itself and its principle of operation are in the public domain or in the possession of Distributor or a Distributor Affiliate;

“ExxonMobil Indemnified Parties”	will have the meaning set forth in Section 14.0;
“ExxonMobil Market Offer”	means Products, Supply Products, and ExxonMobil Services;
“ExxonMobil Proprietary Mark(s)”	means lubricants-related trade names, service marks, trademarks, logos, emblems, trade dress and other indicia of origin owned or licensed by ExxonMobil or an ExxonMobil Affiliate and used in the Territory under this Agreement as set forth in the Trademark License Agreement;
“ExxonMobil Requirements”	means the requirements established by ExxonMobil or an ExxonMobil Affiliate, as amended by ExxonMobil from time to time, for acquiring, mixing, handling, testing and treatment of Base Stocks, Additives and/or Slurries to produce, manufacture, or blend any Product, including the selection, identification, amounts, and properties of any such Base Stocks, Additives and/or Slurries;
“ExxonMobil Sales and Marketing Services” or “ExxonMobil Services”	means those Product, marketing and sales support services that an ExxonMobil Affiliate will or may elect to provide, upon Distributor’s request, either directly to Distributor or Distributor’s customer, to support Distributor in blending, packaging, manufacturing, distributing, marketing, or selling the Products, Supply Products, or Sales and Marketing Services under this Agreement, as more fully described in this Agreement or the ExxonMobil Technical Services Agreement;
“ExxonMobil Standard Offering”	means ExxonMobil’s standard offering (i.e., products, services, ordering procedures, terms and conditions) to distributors of ExxonMobil lubricant products that is published from time to time;
“ExxonMobil Technical Services Agreement”	means the Technical Services Agreement entered into between ExxonMobil Business Support Center Brasil Ltda and Distributor;
“Fees Period”	will have the meaning set forth in Section 9.0(A);
“Finished Lubricant Supply Agreement”	means the Finished Lubricants Supply Agreement entered into between ExxonMobil and Distributor;
“Force Majeure Event”	will have the meaning set forth in Section 16.0;
“Foreign Country”	means any country outside the Territory;
“Gross Negligence”	means any act or failure to act (whether sole, joint or concurrent) which seriously and substantially deviates from a diligent course of action or which is in reckless disregard of or indifferent to the harmful consequences;
“Indemnified Party”	will have the meaning set forth in Section 15.0;
“Indemnifying Party”	will have the meaning set forth in Section 15.0(A);

“Intellectual Property Infringement”	means any violation, infringement or misappropriation, as applicable, in the Territory of a Third Party’s Intellectual Property Rights;

“Intellectual Property Rights”	means all rights under trade secrets, copyrights, and patents (including without limitation patents of addition or improvement, petty patents, innovation patents and utility models in any country, including any application for such patent or similar exclusionary right);
“Laws”	means all laws, orders, ordinances, regulations and other legal requirements, in effect from time to time, in the country or countries comprising the Territory, and all of the laws, orders, ordinances, regulations and other legal requirements of any other countries that are implicated by and applicable to the manufacture, storage, packaging, labeling, handling, transportation, promotion, sale, distribution and /or use of the Products, Supply Products or ExxonMobil Services; including all laws concerning underground and above ground storage tanks, the environment, hazardous substances or wastes, toxic substances, right to know, and occupational safety and health, product claims or representations that govern or pertain to Distributor’s receipt, storage, handling, transportation, manufacture, promotion, sale, or distribution of the Products, Supply Products and/or ExxonMobil Services, or otherwise governing or pertaining to Distributor’s business;
“LOBP”	means the lube oil blending plants owned, operated or leased by Distributor or subsidiaries of the Distributor, or a contingency Approved Plant owned and operated by a designated Third Party pursuant to Section 6.1;
“Losses”	means all losses, damages, costs, expenses, fines, liabilities, obligations and claims of any kind (including any claims arising in any legal proceedings brought by any public authority or other Person and including reasonable attorneys’ fees); provided that in no event will Losses be deemed to include any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof), unless, in each such case, legally awarded, or legally required to be paid, to a Third Party in respect of a claim pursuant to the indemnification obligations hereunder;
“[***]”	means any Person ([***]) that, directly or indirectly, is engaged in the [***] (as a [***]), including, but not limited to, (a) [***] companies, (b) [***] companies, (c) [***] in or outside of the Territory, or (d) [***] companies;
“Lubricants Field”	means the research, development, design, preparation, manufacture, production, blending or testing of lubricants (including finished lubricant products), lubricant additives, additive concentrates, additive mixtures, base stocks for selection and production of finished lubricants and other components and raw materials for selection and production of finished lubricants and used in the foregoing;
“Marketing Support Program(s)”	means certain marketing support services that may be made available by ExxonMobil as detailed in Article X or as otherwise described in writing to Distributor from time to time;
“Material Adverse Effect”	means any (a) material harm to the value or reputation of any of the ExxonMobil Proprietary Marks or Private Label Proprietary Marks in use in the Territory from the Effective Date, or (b) a material loss of ExxonMobil’s (and/or an ExxonMobil Affiliates’) business from a Direct Account, in each case which is caused by the negligence of Distributor, Sub-Distributor, or an agent or consultant of Distributor; or (c) a judicial decision where Distributor was convicted of violating any applicable antitrust Laws or similar Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, in each case, in the Territory;
“Network”	means an interactive online communications system, designated by ExxonMobil from time to time by written notice to Distributor, used to exchange information, including price changes put into effect by ExxonMobil, with distributors and customers;
“Newly Authorized ExxonMobil Proprietary Marks”	means those lubricants-related names, marks, logos, emblems, trade dress, and indicia of origin, owned by ExxonMobil or an ExxonMobil Affiliate, not listed in the Trademark License Agreement, designated by ExxonMobil that ExxonMobil or an ExxonMobil Affiliate (a) uses in connection with the Products, Supply Products or ExxonMobil Services in the Territory on the Effective Date, or (b) authorizes for use by Distributor in connection with the Products, Supply Products or ExxonMobil Services after the Effective Date;
“OEM”	means an original equipment manufacturer of motor vehicles, machines or other products requiring the use of finished lubricants;
“OEM Affiliate”	means any company or partnership in which an OEM now or hereafter (a) owns or (b) controls, directly or indirectly, more than fifty percent (50%) of the ownership interest having the right to vote or appoint its directors or functional equivalents (for the purpose of this definition);
“Official”	means: (a) any officer or employee of any government or any department, agency or instrumentality or administrative body controlled by a government, or any Person acting in an official capacity on behalf of any such government, department agency, instrumentality or administrative body; (b) any officer or employee of any legal entity owned or controlled by a government or any Person acting in an official capacity on behalf of any such legal entity; (c) any political party; (d) any official of a political party; (e) any candidate for political office; or (f) any officer or employee of a Public International Organization (e.g., the United Nations, the International Monetary Fund, the World Bank);

“Operation”	means the manufacture, blending, packaging, importing, marketing, sale and distribution of the Products, Supply Products and ExxonMobil Services during the Term, and pursuant to, this Agreement;
“Participating Suppliers”	means those approved suppliers of Additives that are willing to sell Additives (including Additives sold under codified names) to Distributor in the Territory, in each case, as set forth in Exhibit A-2;
“Party” or “Parties”	will have the meaning set forth in the introductory paragraph;
“Person”	means any trust, natural person, firm or partnership, company, corporation or other entity which is given, or is recognized as having, legal personality by the law of any jurisdiction, country, state or territory, unincorporated body and association (including joint venture and consortium), any emanation of a sovereign state or government, whether national, provincial, local or otherwise, any international organization or body (whether or not having legal personality), and any other juridical entity, in each case wherever resident, domiciled, incorporated or formed, and more than one of the foregoing acting as a group;
“Private Label Addendum”	means, only to the extent applicable, the addendum to this Agreement authorizing Distributor to package, repackage and sell Products or Supply Products (except for the Caterpillar branded products, which shall be governed by the Caterpillar Addendum) under Private Label Proprietary Marks in accordance with the terms and conditions set forth therein;
“Private Label Product(s)”	means a Product or Supply Product blended, packaged, stored and distributed under the Private Label Proprietary Marks as authorized by a license granted by a Third Party customer to ExxonMobil, an ExxonMobil Affiliate, or Distributor;
“Private Label Proprietary Marks”	means such names, marks, logos, emblems, trade dress, and indicia of origin, owned by a Third Party customer or which Distributor, and/or an authorized reseller is granted a license (whether or not directly or through ExxonMobil or an ExxonMobil Affiliate) for use in the Territory in connection with the transactions contemplated in this Agreement;
“Product(s)”	means lubricating fluids, finished lubricants, greases and Ancillaries that Distributor is authorized by ExxonMobil, an ExxonMobil Affiliate and/or a Third Party customer to blend using the ExxonMobil Requirements, import and/or package under the ExxonMobil Proprietary Marks or a separate Private Label Proprietary Mark, as set forth on Exhibit A, which ExxonMobil may amend from time to time in accordance with Article VI;
“Product Integrity Complaint”	means any and all types and instances of communication, written, oral or implied, relating to Product performance, contamination of a Product or Product misrepresentation;
“Product Labels”	will have the meaning set forth in Section 6.12(A);

“Product Management and Integrity System” or “ProMIS”	means a system utilized by ExxonMobil to administer and to protect the integrity and secrecy of ExxonMobil Requirements, Specifications, and other information relating to Products and Supply Products or any successor system or systems;
“Quality Control Requirements”	means the documented quality systems and requirements that ExxonMobil requires Distributor to use to ensure product integrity objectives are satisfied with respect to Products and Supply Products, including DPIM, 3PIM and QP&G; and applicable industry standards as ExxonMobil may, in its sole discretion, specify. ExxonMobil may, in its sole discretion, update or revise the Quality Control Requirements at any time subject to Section 1.4, and such updates or revisions will be effective immediately upon communication to Distributor; for the avoidance of doubt, any update or revision to the Quality Control Requirements would include reasonable lead time for Distributor to implement such update or revision;
“Quality Practices and Guidelines” or “QP&G”	means the ExxonMobil Product Quality Practices and Guidelines, or any successor system or systems, which describe minimum laboratory quality practices and standards applicable to the testing of Products and Supply Products in order to ensure that product quality objectives are satisfied;
“[***]”	means the main operational or managing companies of the [***], including [***]., [***]., and [***].;
“[***]”	means any [***] of the equity securities of [***], any of its subsidiaries or its controlling holding entity provided that [***] is its sole investment;
“[***]”	means [***] and the activities carried out by the [***] formed by [***] and [***] (“[***]”) including, among other businesses, the businesses of [***] and [***], as well as [***];
“Repackage” or “Repackaging”	means the transfer of Product from one package size to another package size or the packing of Product received in bulk into package sizes suitable for sale;
“Restricted Employees”	means (a) the list of Persons, or Persons in the respective roles, set forth in Exhibit E, as updated by the Parties from time to time.

“Restricted Party”	means any person (entity or individual) that is identified on any U.S. or EU restricted party list, including but not limited to the List of Specially Designated Nationals (SDNs) and Blocked Persons (“SDN List”), maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and any party owned fifty percent (50%) or more, individually or in the aggregate, by one or more SDNs; the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List and Non-Proliferation Sanctions lists maintained by the U.S. State Department; the EU Consolidated List of Designated Parties (each a Designated Party), maintained by the European

Union and any party majority owned or controlled by a Designated Party; lists of sanctioned parties maintained by EU Member States including but not limited to, the Consolidated List of Assets Freeze Targets, maintained by HM Treasury in the United Kingdom and any party owned or controlled by a party subject to sanction pursuant to such lists; and the UN Consolidated List, maintained by the UN Security Council Committee;
“Safety Data Sheet” or “SDS”	means any statement describing (a) physical and/or chemical characteristics of a Product or Supply Product; (b) hazards, if any and to the extent known, associated with that Product or Supply Product, and appropriate protective measures; and (c) other such information relating to regulatory status of a Product or Supply Product, or any component of same; and (d) any other such information as may be prescribed by Laws;
“Slurry” or “Slurries”	means a component of a Product that consists of one or more Additives (and may include a Base Stock) that is pre-blended by Additive suppliers, an ExxonMobil Affiliate or any Third Party under authorization of ExxonMobil or an ExxonMobil Affiliate and supplied to Distributor as a unique component;
“Specification(s)”	means the requirements regarding basic characteristics and properties of specific Additives, Base Stocks, and Products and Supply Products, including various laboratory or performance levels evaluated under specific conditions that are (a) established from time to time by ExxonMobil or an ExxonMobil Affiliate and disclosed to Distributor, or (b) proposed by Distributor and approved by ExxonMobil or an ExxonMobil Affiliate in its sole discretion;
“Sub-Distributor”	means any Third Party contracted by Distributor, pursuant to the Sub- Distributor Addendum, if applicable, to perform a discrete set of tasks covered by this Agreement, such as: promote, market and sell finished lubricants primarily to retailers, industrial/commercial end users, or to other wholesalers on Distributor’s behalf within the Territory;
“Supply Product(s)”	means Products, as set forth in Section 2 of Exhibit A (as amended by ExxonMobil from time to time pursuant to Section 1.4) that are (a) supplied to Distributor by ExxonMobil, an ExxonMobil Affiliate or a Third Party, and (b) not blended by Distributor;
“Term”	means the time period during which this Agreement is effective as provided in Article IV;
“Territory”	means the country(ies) of Brazil, Bolivia, Paraguay and Uruguay, subject to Section 8.0;
“Third Party”	means any Person other than Distributor, a Distributor Affiliate, ExxonMobil or an ExxonMobil Affiliate, but for purposes only of Sections 14.0 and 14.1, may include employees or contractors of Distributor, a Distributor Affiliate, ExxonMobil or an ExxonMobil Affiliate where such employees or contractors are bringing claims on their own behalf;

“Third Party Claim”	will have the meaning set forth in Section 14.2;
“Trade Laws”	means all applicable U.S. and European Union laws, regulations, and orders imposing trade sanctions on countries, individuals, or entities and/or regulating the export, re-export, import, transfer, disclosure, provision, or end use of the Products, Supply Products or ExxonMobil Services. Such laws and regulations include without limitation (as may be amended from time to time): the Export Administration Act, the Export Administration Regulations, the economic sanctions laws, regulations, and executive orders enforced by the U.S. Treasury Department’s Office of Foreign Assets Control; the International Emergency Economic Powers Act; the International Traffic in Arms Regulations; U.S. Customs laws and regulations; and any trade control laws and regulations administered by a non-U.S. government (except to the extent inconsistent with, or prohibited by, U.S. law);
“Trademark License Agreement” or “TLA”	means the Trademark License Agreement entered into between ExxonMobil Lubricants Trading Company and Distributor in connection with the Territory;
“Training”	means the delivery to Distributor of ExxonMobil information under this Agreement, the ExxonMobil Technical Services Agreement or otherwise, through face-to-face or virtual sessions at ExxonMobil-designated facilities, practical field training, and printed and online materials about the Products and Supply Products, ExxonMobil Sales and Marketing Services, Branded Technical Services, marketing programs, and related matters;
“U.S. Dollars” or “Dollars” or “$”	means the U.S. dollar, the lawful currency of the United States of America;
“Valuation Process”	means the valuation process to determine the base value of the Moove business in the event ExxonMobil exercise its right of first refusal, as provided in Article 11.1, (II) of this Agreement; and
“Willful Misconduct”	means (a) the intentional disregard of good and prudent standards of performance; or (b) the intentional disregard of any of the terms or standards of this Agreement.

1.1	Interpretation. “Include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import. The use of one gender will include the other, and the singular number will include the plural and vice versa. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”.

1.2	Section Headings. Section headings are for convenience of reference only and will not be used to interpret the meaning of any provision of this Agreement.

1.3	Certain Titles. Reference to an officer with a specific title will mean an officer holding that title or position or an officer with a different title but equivalent authority and responsibility.

1.4	Certain Updates, Revisions, Amendments. Any updates, revisions, or modification by ExxonMobil to the Branding Guidelines, the 3rd Party Product Integrity Manual, Business Ethics, Products or Supply Products listed in Exhibit A, Participating Suppliers (Exhibit A-2), the Distributor Product Integrity Manual or the Quality Practices and Guidelines will be posted on the Network (or any successor system) and will not constitute an amendment to this Agreement and will not require written consent by both Parties. ExxonMobil may, in its sole discretion, update or revise the Quality Control Requirements at any time subject to this Section 1.4, and such updates or revisions will be effective immediately upon written notice to Distributor.

Article II
APPOINTMENT

2.0	Exclusive Appointment. Except as otherwise provided in this Agreement, Distributor is hereby appointed and authorized on an exclusive basis to be the designated manufacturer, blender, packager, importer, marketer, seller, distributor and provider of Products, Supply Products and ExxonMobil Services within the Territory, subject to the terms and conditions of this Agreement and any schedules, exhibits, addenda and agreements incorporated by reference. During the Term, ExxonMobil will not appoint any other Person as a manufacturer, blender, packager, importer, marketer, seller, distributor and provider of Products, Supply Products and ExxonMobil Services within the Territory.

(A)	Sub-Distributors. Distributor is authorized to appoint Sub-Distributors in connection with the sale of the Products, Supply Products and/or ExxonMobil Services in or for the Territory with advance written notice to ExxonMobil. Distributor will list all Sub- Distributors on Attachment 1 to the Sub-Distributor Addendum, and regularly update same. ExxonMobil reserves the right to withdraw authorization as to any specific Sub- Distributor in accordance with the cure period provided in Subsection 2.0(A)(vii) below. If any of the aforementioned Sub-Distributors require ExxonMobil’s authorization to use the ExxonMobil Proprietary Marks, Distributor will request ExxonMobil’s authorization pursuant to the terms and conditions described in the Sub-Distributor Addendum or Trademark License Agreement. Distributor agrees that only the Sub-Distributors listed on Attachment 1 to the Sub-Distributor Addendum, will have the ability to use the ExxonMobil Proprietary Marks for the purpose of the marketing and sales of Products pursuant to this Agreement. Nothing in this Section 2.0 will be interpreted to limit or restrict Distributor’s ability to sell to wholesalers or retailers.

(1)	Distributor will have a written contract with each of its Sub-Distributor(s) for the supply of the Products, Supply Products or ExxonMobil Services (“Sub- Distributor Contract”) and will ensure that in case of termination of this Agreement, Sub-Distributor will not be authorized to use any of the ExxonMobil Proprietary Marks. Furthermore, Distributor represents and warrants that, in consideration of ExxonMobil’s authorization for the use of the Proprietary Marks by Sub-Distributors, each Sub-Distributor Contract reflects terms that are no less restrictive than Distributor’s obligations to ExxonMobil pursuant to Article VIII (Distribution; Operational and Quality Control), Article XII (Confidentiality), Section 17.0 (Compliance with Laws), Exhibit C (Business Ethics), Section 17.4 (Assignment), Section 17.10 (Right to Audit), Section 17.16 (Accuracy of Records) and the Trademark License Agreement;

(2)	Each Sub-Distributor Contract will contain terms that are no less restrictive than Distributor’s obligations to ExxonMobil with respect to the use of ExxonMobil Proprietary Marks;

(3)	Distributor will require that all Sub-Distributors maintain product integrity control as prescribed in DPIM;

(4)	Distributor shall inspect, monitor and conduct any required product integrity assessments for Sub-Distributors to ensure continuing product integrity and compliance with the DPIM;

(5)	Distributor shall monitor each Sub-Distributor’s compliance with guidelines and conditions for use of the ExxonMobil Proprietary Marks and the DPIM;

(6)	Distributor shall, on an ongoing basis, including with annual audits, use best efforts to ensure its Sub-Distributors are in full compliance with this Sub-Section 2.0 and the Agreement. In the event of non-compliance by any Sub-Distributor, Distributor agrees to immediately notify in writing the Sub-Distributor and ExxonMobil to cure such non-compliance. Except as otherwise mutually agreed, in the event such non-compliance persists for more than thirty (30) days after receipt by Sub-Distributor of written notice of non-compliance, Distributor agrees to terminate its relationship with such Sub-Distributor(s). In addition to annual audits, upon request by ExxonMobil, Distributor agrees to conduct comprehensive audits with respect to any Sub-Distributor and provide ExxonMobil with a complete copy of audit findings within fifteen (15) days of the conclusion of such audit(s), provided such information is kept confidential by ExxonMobil; and

(7)	ExxonMobil may withdraw its authorization of Sub-Distributor(s) set forth in Attachment 1 to the Sub-Distributor Addendum provided that said Sub-Distributor is in default of the Agreement and such default continues for 30 calendar days after the receipt by Distributor of written notification of default, or such other reasonable period of time agreed by Distributor and ExxonMobil to remedy such default. In the event a Sub-Distributor Contract is terminated and/or ExxonMobil’s authorization is withdrawn, Distributor will make its best efforts in order to assure that Sub-Distributor is no longer:

(a)	holding itself out to the public, in any manner, as an authorized sub-licensee of the ExxonMobil Proprietary Marks;

(b)	using telephone, business and other directory listings which refer to the Sub-Distributor as an authorized distributor of the Products or ExxonMobil Services; and

(c)	using the ExxonMobil Proprietary Marks in any manner, including but not limited to use of the ExxonMobil Proprietary Marks on signage, business stationary, business cards, advertising, websites, and ecommerce listings.

(B)	Branded Lube Change Centers. Distributor shall not provide or perform any services associated with a Branded Lube Change Center except to the extent authorized pursuant to the Branded Lube Change Center Addendum, if applicable.

(C)	Branded Technical Services. Distributor shall not provide or perform Branded Technical Services except to the extent authorized pursuant to the Branded Technical Services Addendum, if applicable.

(D)	Sub-Distributor Brand Alignment. Distributor agrees that neither it nor any of its Sub-Distributors will directly or indirectly import, market, commercialize or sell within the Territory, products and/or services supplied by a Third Party that compete with any Products, Supply Products and/or Branded Technical Services; provided that Sub-Distributor’s ancillary businesses described on Attachment 1 to the Sub-Distributor Addendum and existing as of the Effective Date shall not be subject to this requirement.

2.1	Supply Products. ExxonMobil will sell and deliver Supply Products to Distributor in accordance with the terms and conditions set forth in Schedule 2 of the Finished Lubricant Supply Agreement. Distributor is hereby appointed and authorized on an exclusive basis (except as otherwise provided in this Agreement) to be the designated marketer, seller and distributor of Supply Products within the Territory, subject to the terms and conditions of this Agreement.

2.2	ExxonMobil Sales and Marketing Services. As provided further in Article X, and as reasonably necessary or material to the Operation, ExxonMobil will make available to Distributor any information or assistance that Distributor reasonably requires, as more fully described in Article X. Furthermore, Distributor may elect to receive technical services via the ExxonMobil Technical Services Agreement.

2.3	Acknowledgement by Distributor. Except as otherwise provided in this Agreement or otherwise approved by ExxonMobil, Distributor agrees that none of Distributor, Distributor Parent, any Distributor Affiliates or Sub-Distributors will directly or indirectly import, market, commercialize or sell, in the Territory, products and/or services supplied by a third party that compete in any respect with the Products, Supply Products and/or Branded Technical Services during the Term. Distributor, Distributor Parent and Distributor Affiliates shall not enter into a new or retain any existing competitor lubricant supply agreement(s) related to products or services that compete in any respect with Exxon branded and/or Mobil branded Products and Branded Technical Services. Distributor, Distributor Parent and Distributor Affiliates shall remain single-branded such that they will exclusively represent, blend, package, import, market, sell, deliver and/or otherwise provide ExxonMobil Brand Products and ExxonMobil Services in the Territory. Notwithstanding this Section 2.3, the Parties understand, acknowledge and agree upon the following:

(A)	Comma Ancillary Products sold, distributed or marketed directly or indirectly in the Territory will not be considered products that compete with the Products for purposes of this Section 2.3.

(B)	As of the Effective Date, Distributor Parent owns and operates the Zip Lube Fast Lube Franchise Program (“Zip Lube”) that is multi-branded. Zip Lube will not be considered to violate this Section 2.3, provided that Mobil Branded Products shall remain the only lubricant products contractually required by franchisor with Zip Lube stores throughout the Territory.

(C)	In the event Distributor or Distributor Parent acquires [***], [***], or any of its affiliates during the Term, and such acquisition is approved by the [***], Distributor and Distributor Parent will not be considered in violation of this Section 2.3 (solely with respect to and as a result of this transaction) for the twenty-four (24) months immediately following the effective date of such acquisition.

(D)	[***] has an [***] agreement with [***] whereby [***] receives an [***] for all volumes of [***] sold to [***] and [***] in Brazil. Such arrangement will not be considered to violate this Section 2.3.

Distributor acknowledges that ExxonMobil, and/or Third Parties as applicable, may service the Direct Accounts according to the terms set forth in Article VII.

Article III
SCOPE OF AGREEMENT; EXXONMOBIL PROPRIETARY MARKS

3.0	Nature of Agreement. ExxonMobil (and each ExxonMobil Affiliate) and Distributor (and each Distributor Affiliate) are separate business entities, and nothing in this Agreement will be construed to cause them to be deemed to be joint ventures, partners, agents, servants, employees or fiduciaries of each other, and neither will have the power to bind or obligate the other, except as may be set forth in this Agreement. This Agreement has been entered into for the purpose of a business alliance and will not be construed in any way to deem Distributor (or any Distributor Affiliate) a franchisee of ExxonMobil (or any ExxonMobil Affiliate) for any purpose whatsoever. Distributor and ExxonMobil acknowledge that Distributor has independently elected to enter into this Agreement and ExxonMobil exercises no control over Distributor’s or any Distributor Affiliate’s operations, management, appearance, hours of operation, accounting practices, or promotional campaigns. Distributor acknowledges it is experienced and well established in blending and distribution operations and that, as such, Distributor has not relied, and will not rely, on ExxonMobil’s experience or assistance in the establishment, management, or operation of its blending and distribution business. Notwithstanding the foregoing, Distributor is relying on the guidelines and ExxonMobil Requirements made available or approved by ExxonMobil in blending, marketing, selling and distributing the Products and Supply Products within the Territory. The Parties specifically agree that any obligation to act in good faith and to deal fairly with each other which may be implied in law will be deemed satisfied by the Parties’ compliance with the express terms of this Agreement.

3.1	Best Efforts. Distributor will, in the Territory, use good faith and best efforts to promote and maximize the sale of Products and Supply Products.

3.2	Addenda. Unless terminated earlier, all addenda will terminate as of the expiration or termination of the Agreement. Distributor agrees to comply with the provisions of all addenda to this Agreement. All Addenda applicable to this Agreement, if any, are set forth in and/or attached to Exhibit D.

3.3	Use of ExxonMobil Proprietary Marks. Distributor, including its Sub-Distributors and Branded Lube Change Center Operators, if any, will have the non-transferable right, to the extent specified in this Agreement and the Trademark License Agreement, and subject to any and all limitations which may be disclosed to Distributor by ExxonMobil from time to time to use the ExxonMobil Proprietary Marks associated with the Products, Supply Products, Branded Lube Change Centers,

Branded Technical Services, and ExxonMobil Sales and Marketing Services for purposes of carrying out its obligations under this Agreement. Distributor agrees to use the ExxonMobil Proprietary Marks only in accordance with the terms set forth in this Agreement, the Trademark License Agreement and the Branding Guidelines. Distributor agrees to monitor Sub-Distributors and Branded Lube Change Center Operators, if any, and their compliance with the terms and conditions applicable to the use of the ExxonMobil Proprietary Marks and to report any incidents of non-compliance to ExxonMobil. Any unauthorized use of any ExxonMobil Proprietary Mark by Distributor will constitute a breach of this Agreement (if not cured within thirty (30) days) and violation of ExxonMobil’s rights to the ExxonMobil Proprietary Marks and Distributor agrees that it will:

(A)	Authorization. Distributor agrees that it will use only the ExxonMobil Proprietary Marks associated with the Products, Supply Products, Branded Lube Change Centers, Branded Technical Services, and ExxonMobil Services and only as authorized herein and in the Trademark License Agreement.

(B)	Use. Distributor agrees that it will use the ExxonMobil Proprietary Marks and any ExxonMobil signs only for the purposes of identifying, advertising, promoting, and selling the Products and Supply Products and providing the Branded Technical Services and ExxonMobil Sales and Marketing Services to the extent specified in this Agreement.

(C)	No Misrepresentation. Distributor will not mix any of the Products or Supply Products with any other Products or Supply Products or with any non-ExxonMobil products, or contaminate or adulterate the Products or Supply Products in any way. Distributor will not use or display any ExxonMobil Proprietary Marks, whether on packaging, signage, or otherwise in connection with the promotion, storage, handling or sale of any adulterated, mixed or substituted products. If Distributor offers any Branded Technical Services, Distributor agrees that they will not be combined with any other services, mis-identified, or in any way substituted for other services to prevent any likelihood of customer confusion or misinformation. Distributor will take no action that would diminish or dilute the value of the ExxonMobil Proprietary Marks.

(D)	Signs/Containers. Distributor will keep legible and visible all signage, containers and equipment bearing the ExxonMobil Proprietary Marks, and will exclusively use said signage, containers and equipment solely for the Products and Supply Products, and/or to promote the ExxonMobil Services.

(E)	Representation of Relationship. Distributor is authorized to represent itself as a distributor of ExxonMobil only for the duration of this Agreement and only in accordance with the Branding Guidelines.

(F)	Authority Ends. Except as set forth in the Trademark License Agreement with respect to any Debranding Period (if defined therein), on the effective date of the expiration or termination of this Agreement, Distributor, its Distributor Affiliates and Sub-Distributors will immediately stop using all ExxonMobil Proprietary Marks, including any use of any ExxonMobil Proprietary Mark appearing in a domain name on any internet website or other online site or electronic program or device; take down or remove (or permanently obscure if take down or removal is not possible such as on vehicles) all signs consisting of incorporating the ExxonMobil Proprietary Marks and advertising referring to the Products and Supply Products and ExxonMobil Services; and promptly destroy and provide proof of such destruction to ExxonMobil, or return in their original condition less ordinary wear and tear, at Distributor’s option and sole expense, all such signs, advertising and promotional materials in Distributor’s possession. Distributor agrees to remove or completely cover any ghosting or residual markings resulting from its use of the ExxonMobil Proprietary Marks in accordance with this Section 3.3. If Distributor fails to take down and return any such signs or advertising, ExxonMobil may, at Distributor’s sole expense, enter the Distributor’s premises, take down, remove (or permanently obscure if take down or removal is not possible) those items. If Distributor fails to remove any ExxonMobil Proprietary Mark from Distributor’s (including its Affiliates and Sub-Distributors’) internet web site, domain name, or other online or electronic program, ExxonMobil may, at Distributor’s sole expense, take immediate steps to secure removal of any such ExxonMobil Proprietary Mark, including but not limited to administrative and/or legal actions to assume ownership of any domain name containing the ExxonMobil Proprietary Marks.

(G)	Unauthorized Sales. Distributor will advise ExxonMobil of any unauthorized sales or suspected counterfeit imitations of ExxonMobil Products or Supply Products that come to Distributor’s attention.

(H)	Online Promotion Restrictions. Distributor may display the ExxonMobil Proprietary Marks on the internet or on any related electronic format for promotion and marketing purposes (excluding domain names or URL’s containing ExxonMobil Proprietary Marks), including use on Distributor’s internet web sites, mobile telephone or tablet applications and/or content, or e-advertising and other programs such as promotional hot-sites, content on personal or mobile media or gaming devices, web casts, podcasts, computer games, online virtual worlds, online avatars, social networks such as Facebook, Google Plus, LinkedIn, Plaxo, and Twitter, and all other online electronic social networking platforms. Any such direct or indirect display of the ExxonMobil Proprietary Marks must fully comply with the Branding Guidelines and social media guidelines provided by ExxonMobil. Distributor shall obtain from ExxonMobil prior written permission for any use or display of ExxonMobil Proprietary Marks in connection with this Sub-Section (H), including e-commerce, that is not authorized herein or otherwise compliant with the Branding Guidelines or social media guidelines.

(I)	Sponsorship. Distributor will review its annual marketing plan with ExxonMobil as set forth in Exhibit A-4, and obtain ExxonMobil written approval of same. If Distributor’s marketing plan does not include certain sponsorship events in which it wishes to engage, Distributor will obtain ExxonMobil’s prior approval of any such proposed sponsorship activity in accordance with Section 8.2. Except as approved, Distributor will not directly or indirectly, without ExxonMobil’s prior written approval, display the ExxonMobil Proprietary Marks or any ExxonMobil brand or product name as the sponsor of or in connection with any racing or sporting event, or activity involving access to a celebrity or spokesperson.

(J)	Games of Chance. Distributor will not use any of the ExxonMobil Proprietary Marks or any other ExxonMobil brand or product name in conjunction with any lottery, sweepstakes, game of chance, or related activities without ExxonMobil’s prior written approval. If requested by ExxonMobil in connection with the processes of Article X of this Agreement, Distributor will warrant that such programs comply with applicable Laws and regulations, and will provide any information related to the proposed use that ExxonMobil may request.

(K)	Notification of Suspected Misuse. Distributor will promptly notify ExxonMobil, or its authorized designee, in writing of any apparent or threatened infringement, imitation, or other misuse, or any other known confusingly similar third party use, including suspected counterfeit products, of the ExxonMobil Proprietary Marks.

3.4	Use of ExxonMobil Proprietary Marks is Non-Exclusive; No Right to Sublicense. Distributor’s right to use the ExxonMobil Proprietary Marks under this Agreement is non-exclusive and does not include the right to sublicense and/or allow others to use the ExxonMobil Proprietary Marks without ExxonMobil’s prior written permission except as provided in this Agreement or the Trademark License Agreement. ExxonMobil may use and may grant others the right to use the ExxonMobil Proprietary Marks at any time and for any purpose, except that ExxonMobil will not license the ExxonMobil Proprietary Marks for use by any third party other than Distributor in the Territory unless authorized by this Agreement or the Trademark License Agreement.

3.5	Ownership of ExxonMobil Proprietary Marks; Change of ExxonMobil Proprietary Marks. Distributor acknowledges the great goodwill and value associated with the ExxonMobil Proprietary Marks, and that ExxonMobil and/or its Affiliates, are the sole and exclusive owners of the ExxonMobil Proprietary Marks. Distributor will not challenge the ownership or validity of the ExxonMobil Proprietary Marks, or of any applications or registrations therefor, nor assist or encourage any Third Parties to do so, at any time during the Term of this Agreement or thereafter. No ExxonMobil act or failure to act or to enforce any of the terms of this Agreement will give Distributor, a Distributor Affiliate, a Sub-Distributor, or a Branded Lube Change Center Operator any ownership interest or right in or to the ExxonMobil Proprietary Marks. All goodwill resulting from the use of the ExxonMobil Proprietary Marks by Distributor, by a Distributor Affiliate, by a Sub-Distributor, or by a Branded Lube Change Center Operator will inure solely to the benefit of ExxonMobil. ExxonMobil may after sixty (60) days written notice, and for any reason, change or cease use of, and cease the authorization to Distributor to use, any ExxonMobil Proprietary Mark or Newly Authorized ExxonMobil Proprietary Mark provided such change is in compliance with the Trademark License Agreement. In the event Distributor or any authorized user of the ExxonMobil Proprietary Marks under this Agreement is deemed to have obtained an ownership interest in or to any of the ExxonMobil Proprietary Marks, Distributor will cooperate with ExxonMobil to ensure assignment is made of any such interest to ExxonMobil or an ExxonMobil Affiliate as designated by ExxonMobil.

3.6	Indemnification. Indemnification for violation of this Article III is provided in Article XIV of this Agreement.

3.7	Branding and Compliance. In addition to the Branding Guidelines, ExxonMobil publishes other brand guidelines and will routinely make such guidelines available to Distributor through posting on the Network (or any successor system). Distributor agrees to comply with such guidelines, including changes or updates, as implemented and provided to Distributor by whatever means Distributor routinely accesses such guidelines. ExxonMobil shall provide Distributor with at least sixty (60) days prior notice of any changes or updates before the changes or updates shall become effective. For any changes to branding guidelines specific to the Territory which may have a material impact on Distributor’s operations or activities, ExxonMobil agrees to meet in advance with the Distributor to discuss implementation of such guidelines.

3.8	Press Releases Distributor will not issue any press releases or make public announcements naming, discussing, or otherwise making reference to ExxonMobil or any ExxonMobil Affiliates and/or Distributor’s relationship to ExxonMobil or any ExxonMobil Affiliates, without prior written approval of ExxonMobil, except as approved per the annual marketing planning set forth in Exhibit A-4.

3.9	Enforcement. Distributor and ExxonMobil agree that enforcement of the Parties’ rights and obligations under this Article III is not limited to the provisions of Section 17.12 hereof, relating to claims and dispute resolution.

3.10	Artwork. In the event Distributor creates new materials using the ExxonMobil Proprietary Marks, all right, title, and interest in and to any artwork and designs that include the ExxonMobil Proprietary Marks and that is used on labels or packaging or otherwise, or any reproduction thereof for use on an internet website or in any other medium (hereinafter referred to as “Artwork”) approved by ExxonMobil or an ExxonMobil Affiliate, notwithstanding their development, creation, invention, or use by the Distributor, will become vested in ExxonMobil, and Distributor hereby acknowledges the Artwork, provided it is in the possession of Distributor or its Affiliates, to be the property of ExxonMobil. Distributor will be entitled to use the Artwork and to permit the use of the Artwork by others within the Territory. Upon request, Distributor will, with all reasonable assistance and without undue delay, provide ExxonMobil with such assignments or other documentation ExxonMobil believes might be needed to confirm or record ExxonMobil’s exclusive ownership of all Artwork in the possession of Distributor or its Affiliates. Upon the termination or expiration of this Agreement, Distributor will turn over to ExxonMobil all such Artwork or, if requested by ExxonMobil, Distributor will give ExxonMobil satisfactory evidence of destruction of all materials containing Distributor created Artwork, all at Distributor’s expense. ExxonMobil acknowledges that it will not distribute to third parties outside the Territory, Artwork that has been solely developed and funded by Distributor, without Distributor prior written consent.

3.11	Translated Materials. In the event Distributor elects to translate any printed or digital materials made available by ExxonMobil in English, any translation of such materials by Distributor (“Translated Materials”) will be done exclusively at Distributor’s cost and risk and in accordance with the Translated Materials Addendum. In the event of a conflict regarding any translation of the Translated Materials, the English version will control.

Article IV
TERM

4.0	Term. Unless earlier terminated in accordance with this Agreement, this Agreement will have a term of fifteen (15) years, beginning on the Effective Date (“Initial Term”). Following the Initial Term, this Agreement will automatically renew for an additional five (5) years (the “Renewal Term”, and together with the Initial Term if extended, collectively, the “Term”) unless either Party provides the other Party with written notice of its intent not to renew no later than thirteen (13) years following the Effective Date.

Article V
PERMISSION

5.0	Permission. Subject to the terms and conditions of this Agreement, ExxonMobil grants Distributor permission to use ExxonMobil’s Confidential Information solely for the Approved Distribution Activities, including for that purpose, any disclosure of such information to employees, officers, or consultants who are subject to the same confidentiality obligations as those set forth in Article XII.

5.1	No Technology Transfer. Notwithstanding anything to the contrary, the Parties agree that nothing in this Agreement constitutes a technology transfer or an obligation to provide technical services.

5.2	ExxonMobil’s Representations and Warranties. ExxonMobil hereby represents and warrants that:

(A)	ExxonMobil or an ExxonMobil Affiliate owns, or holds a valid and enforceable license to, all the rights necessary to authorize the permission set out in Section 5.0;

(B)	ExxonMobil is duly authorized to grant the permission set out in Section 5.0;

(C)	ExxonMobil has all rights necessary to make the appointments set forth in Section 2.0;

(D)	use by Distributor during the Term, with a reasonable degree of skill and care consistent with good industry practice, of the ExxonMobil Requirements, Specifications and Quality Control Requirements, will enable the manufacture of Products consistent with the Quality Control Requirements as contemplated by the ExxonMobil Requirements and Specifications; and

(E)	ExxonMobil has the authority to make the grants made herein for use of ExxonMobil’s Confidential Information and disclosure of such information to Distributor for purposes of this Agreement.

5.3	Authority. Each Party represents and warrants that:

(A)	it has full capacity and authority to enter into this Agreement, perform its obligations, and grant all rights and permissions in accordance with the terms of this Agreement;

(B)	this Agreement is executed by an authorized representative of such Party; and

(C)	once this Agreement is duly executed by both Parties, each of their obligations under this Agreement constitutes a legal, valid, binding and enforceable obligation upon such Party.

5.4	Correction of Errors. In the event of any error or omission attributable to ExxonMobil in any report, plan, ExxonMobil Requirements, Specification, Quality Control Requirement, or other instructions furnished or caused to be furnished by ExxonMobil or any ExxonMobil Affiliate under this Agreement, ExxonMobil’s sole obligation will be to, and ExxonMobil will, correct or cause to be corrected the error or omission.

5.5	Reserved.

5.6	Limitation of Liability. Except as set forth in Section 5.7 or 10.3, neither Party will be liable for any damages, whether direct, special, exemplary, consequential, indirect or otherwise, or any lost profits or revenues, arising out of or resulting from this Agreement.

5.7	Recoverable Damages. Notwithstanding the limitation of liability set forth in Section 5.6, nothing in this Agreement will exclude or limit liability under this Agreement for

(A)	any costs or reimbursements expressly recoverable under Sections 6.1, 6.8, 6.9, 6.10(A), 6.10(B), 8.3(B), 8.3(C), 9.0, 9.1, 9.2, 9.3 or 12.3(B); or

(B)	liquidated damages recoverable under Section 13.3.

5.8	Limitation on Damages. Except as otherwise provided in this Agreement, [***] maximum aggregate liability per occurrence with respect to [***] under this Agreement shall be limited to [***].

Article VI
PRODUCT BLENDING, PACKAGING AND REGULATORY SUPPORT

6.0	Blending Obligation.

(A)	Distributor will blend within the Territory those Products identified in Exhibit A (as amended by ExxonMobil from time to time) that Distributor is authorized to blend at the corresponding Approved Plant(s) as set forth in Exhibit A-1; provided, that in the event Distributor is approached by a Third Party to have Distributor blend new Private Label Products, ExxonMobil will review the opportunities in accordance with the criteria contained in the Private Label Addendum, and in ExxonMobil’s sole discretion, ExxonMobil may consent to add such new Private Label Products to Exhibit A.

(B)	Distributor warrants to ExxonMobil that the Base Stocks used by Distributor to blend the Products will conform to the agreed grades and specifications defined by ExxonMobil Requirements as displayed in ProMIS.

6.1	Approved Plants. Distributor will blend and package Products only at Approved Plants. Distributor may from time to time request ExxonMobil to approve additional blending plant(s) for blending certain Products. The approval process will include:

(A)	Product testing for compliance with specifications;

(B)	Product performance testing;

(C)	performance claims testing in accordance with the Products approval process;

(D)	ExxonMobil, in its sole discretion, may approve or reject such additional blending plants in writing, provided that such approval will not be unreasonably withheld or delayed and such rejection will not be made without a reasonable basis. ExxonMobil will provide Distributor such approval or rejection within sixty (60) days from Distributor’s request for approval;

(E)	ExxonMobil’s costs and expenses incurred as a result of the review of any such Distributor request will: (1) be borne by Distributor, (2) be estimated and approved in advance by both Parties, and (3) include costs associated with conducting a reasonable inspection and review of any additional blending plants proposed by Distributor; and

(F)	Distributor will prioritize its use of the Approved Plants for the blending, packaging and distribution of the Products within the Territory in accordance with this Agreement.

6.2	ExxonMobil Requirements. Subject to Section 6.6, ExxonMobil or an ExxonMobil Affiliate will make available to Distributor the ExxonMobil Requirements required to blend and package the Products identified in Exhibit A (as amended from time to time). To help ensure and protect confidentiality, Product and Supply Products and certain components thereof (e.g., Slurries) will only be available to Distributor in blind-coded, technology-free form, accessible to Distributor through appropriate mechanisms that may allow Distributor access to limited information stored in ProMIS where applicable, or using hard copies of data extracted from ProMIS and made available to Distributor. Distributor will ensure and protect the confidentiality of the ExxonMobil Requirements as ExxonMobil’s Confidential Information in accordance with Article XII. Components will be supplied to Distributor by ExxonMobil Affiliates or third party suppliers using unique blind-coded component numbers. Distributor will notify ExxonMobil in the event that an Additive supplier or other Third Party fails to strictly adhere to the coded format when supplying Base Stocks, Additives or Slurries for use under this Agreement, and will otherwise reasonably assist ExxonMobil in ensuring and protecting confidentiality of the ExxonMobil’s Confidential Information. Distributor acknowledges that it has no right to use the recipe for any Base Stock, Additive, Slurry, Product or Supply Product, unless approved in advance by ExxonMobil. Distributor agrees that it shall not attempt to analyze or reverse-engineer the ExxonMobil Requirements, including any formulations, or attempt to determine the composition or individual components of the ExxonMobil Requirements, including any formulations; should Distributor receive or discover any such reverse-engineered information or composition information in its possession, as a reasonable act in ensuring and protecting the confidentiality of the ExxonMobil’s Confidential Information, Distributor shall promptly notify ExxonMobil and then return or destroy such information.

The Parties agree to use commercially reasonable efforts to ensure that, for twelve (12) months following the Effective Date, there are no material changes to the relationship, roles and/or responsibilities of the Parties and the business practices as of the Effective Date.

6.3	No Modification. Distributor may not modify the ExxonMobil Requirements in any way, and all Products blended by Distributor under this Agreement must be blended in strict accordance with the relevant ExxonMobil Requirements, unless prior written approval is otherwise granted by ExxonMobil.

6.4	Non-Analysis Obligations. Unless prior written approval is otherwise granted by ExxonMobil, it will be a material breach of this Agreement by Distributor, if Distributor or a Distributor Affiliate analyzes or otherwise seeks to determine or seeks the disclosure of, or authorizes Additive suppliers or other Third Parties to disclose, any trade names, chemical composition, chemical analysis or recipes of:

(A)	the Base Stocks, Additives and/or Slurries supplied using unique component numbers;

(B)	the Products;

(C)	the Supply Products; or

(D)	raw materials, components or finished products contained in any of the foregoing.

6.5	Specifications. Distributor will be responsible for ensuring that the Products blended by Distributor meet the Specifications applicable for each such Product at the time Distributor sells such Product. Distributor will not sell any Product that does not meet the relevant Specifications. Distributor will not alter the composition of any Supply Product.

6.6	Changes to Products, ExxonMobil Requirements, Specifications, or Quality Control Requirements.

(A)	Notice of Change. Provided any change is in compliance with any requirement of the applicable Laws of the Territory, ExxonMobil may change the ExxonMobil Requirements, Specifications, or Quality Control Requirements applicable to any Product, or may substitute a new Product. If ExxonMobil changes or has determined that it will change the ExxonMobil Requirements, Specifications, or Quality Control Requirements applicable to any Product, or determines to substitute or introduce a new Product, ExxonMobil will notify Distributor in writing prior to such change, substitution or introduction and allow Distributor reasonable time to discuss implications of the change and plan for the substitution or introduction of a new Product (the “Change Notice”). Distributor will promptly stop blending the affected Product by the date specified in the Change Notice.

(B)	Application to Blend. Upon receipt of a Change Notice and/or in accordance with the ExxonMobil Product Management SLA, Distributor will complete and submit to ExxonMobil an application to blend the affected Product in accordance with the new ExxonMobil Requirements, Specifications, or Quality Control Requirements, as applicable. Upon receiving such completed application, ExxonMobil will commence an immediate review and, where applicable, will notify Distributor of its approval within a reasonable time or the time provided for in the ExxonMobil Product Management SLA, which approval will not be unreasonably withheld or delayed. ExxonMobil will use all reasonable efforts to provide Distributor with sufficient advance notice of the Change Notice and/or ExxonMobil Product Management SLA, and to process Distributor’s application in a timely manner, in order to avoid a suspension of Distributor’s authority to blend the affected Product.

(C)	Inventories and Open Orders. If ExxonMobil notifies Distributor of a change in the ExxonMobil Requirements, Specifications or Quality Control Requirements in accordance with Section 6.6(A), and as a direct result of such change, inventories of the affected Product blended in accordance with the prior ExxonMobil Requirements, Specifications and Quality Control Requirements may not be sold, repurposed or reformulated, ExxonMobil will compensate Distributor for (1) the disposition of such inventories, and (2) open orders for the affected Product with Third Parties at the time Distributor receives the Change Notice, in each case based on the prevailing market price in accordance with the considerations set forth in Section 13.4(C). In the alternative, if ExxonMobil notifies Distributor of a change in the ExxonMobil Requirements, Specifications or Quality Control Requirements in accordance with Section 6.6(A), but inventories of the affected Product may nevertheless be sold, repurposed or reformulated, ExxonMobil will not be required to compensate Distributor for such inventories or for open orders for the affected Product, but will grant a reasonable time for Distributor to repurpose or reformulate or sell such inventories and to renegotiate open orders with Third Parties for the affected Product in order to avoid discontinuity.

(D)	Removal of Products. ExxonMobil may remove Products from Exhibit A, including any Products that ExxonMobil no longer offers as part of its ExxonMobil Standard Offering; provided, that ExxonMobil provides written notice of such removal to Distributor a reasonable amount of time in advance so that Distributor can discuss the implications of the change and plan for and effectively implement such removal; provided further that, if such removal of Products will likely result in a material adverse impact on Distributor’s financial or operational performance, ExxonMobil will discuss such removal in good faith with Distributor in advance.

(E)	Regulatory Update. Distributor shall be responsible for securing all Products’ and all Supply Products’ registrations and respective updates before Brazil’s National Oil Agency, as well as in any equivalent bodies in other countries within the Territory.

6.7	No Other Products and Territories. Distributor may use the ExxonMobil Requirements solely for the purpose of blending the Products solely for sale within the Territory, and for no other products or purposes whatsoever. Distributor may not use, nor permit the use of, any ExxonMobil Requirements or other ExxonMobil’s Confidential Information to blend or manufacture any products whatsoever for sale or export outside the Territory, except in the case of sales of Products to ExxonMobil Affiliates.

6.8	Blending Quality Control Requirements. Distributor will apply and maintain a quality control system for the Products blended by Distributor that meets or exceeds ExxonMobil’s Quality Control Requirements, as applicable to Distributor’s operations and supplied to Distributor by ExxonMobil under this Agreement. Such quality control system will be subject to ExxonMobil review and approval, and ExxonMobil may, upon five (5) Business Days prior written notice and at its own expense, audit or inspect Distributor’s quality control system for compliance with the Quality Control Requirements and Distributor’s compliance and implementation. Distributor will have five (5) calendar days to resolve at its own expense any issues or shortcomings identified by such an audit. Distributor will take all steps necessary to ensure ongoing compliance with the Quality Control Requirements.

6.9	Sample Retention. Distributor should retain, or cause to be retained, properly labeled and identified 500 ml samples of each batch of Products blended at the Approved Plants for the period set forth in the Quality Control Requirements. Distributor will deliver to ExxonMobil (at Distributor’s cost and expense) or its designee, within ten (10) calendar days of a request by ExxonMobil, one-half of such samples as ExxonMobil may designate.

6.10	Base Stocks, Additives and Other Materials.

(A)	Base Stock Procurement. Distributor will be responsible for procuring at Distributor’s expense the Additives and other raw materials or components necessary to blend the Products in accordance with the ExxonMobil Requirements, as provided in this Agreement. The Parties agree to maximize the use of ExxonMobil Base Stocks.

The Parties agree to use commercially reasonable efforts to ensure that, for the twelve (12) months following the Effective Date, there are no material changes to the relationship, roles and/or responsibilities of the Parties and the business practices as of the Effective Date.

Distributor agrees to provide ExxonMobil, on a quarterly basis, with data on its volumes of Distributor’s Base Stocks procurement. The Parties agree to have regular discussions relative to Base Stocks activities, as set forth in Exhibit A-5.

(B)	Approval of Alternate Base Stock Supplier. To the extent Distributor reasonably requests to use Base Stocks from a supplier not in accordance with ExxonMobil Requirements as displayed in ProMIS, ExxonMobil may, upon testing at Distributor’s expense, approve (in ExxonMobil’s sole discretion) the purchase of such Base Stocks.

(C)	Purchase of Base Stock from ExxonMobil. During any period that ExxonMobil has any Base Stocks available in the Territory, Distributor should purchase its Base Stocks from ExxonMobil in accordance with the terms and conditions of the Base Stock Supply Agreement attached as Schedule 1 to the extent that ExxonMobil’s offer of Base Stocks in the Territory is competitive in price with all other sources of similar Base Stocks available to the Distributor or its Affiliates in the Territory. For purposes hereof, Distributor shall only consider non-ExxonMobil supplied Base Stocks in the Territory that comply with the ExxonMobil Requirements (with such modifications and variations as mutually agreed by Distributor and ExxonMobil from time to time).

(D)	Purchase of Additives from Participating Suppliers. If Distributor elects to contract with a Participating Supplier, to purchase Additives at ExxonMobil Additive Pricing, Distributor acknowledges and agrees that:

(1)	any Additives purchased by Distributor will be exclusively used for blending the Products in the Territory;

(2)	each Participating Supplier contracted by Distributor is allowed to provide ExxonMobil with reports of Distributor’s purchases of Additives, if applicable, in all instances where Distributor leverages ExxonMobil Additive Pricing;

(3)	each Participating Supplier has agreed to provide Distributor with pricing that is no less favorable than the pricing that it would offer to ExxonMobil in the Territory;

(4)	ExxonMobil is not guaranteeing that the price offered for a particular Additive will actually be lower than the supply price that Distributor has and/or could negotiate with such Participating Supplier; and

(5)	Distributor will not use or disclose the actual pricing extended by a Participating Supplier, or any information related thereto, for any purpose other than as expressly specified in this Section 6.10(D).

(E)	Purchase of Ancillaries from Approved Suppliers. ExxonMobil may authorize Distributor, from time to time, to purchase certain Ancillaries for sale in the Territory from Third Party suppliers that have been approved by ExxonMobil in writing. Distributor acknowledges that ExxonMobil will not provide the regulatory support described in Section 6.12 for these Ancillaries. ExxonMobil acknowledges that Distributor may manufacture, distribute and commercialize Comma ancillary products (specifically excluding any Comma lubricant products) in the Territory.

6.11	Packaging. ExxonMobil hereby authorizes Distributor to package or Repackage those Products that Distributor is authorized to blend at the Approved Plants under this Agreement and those Supply Products that Distributor is authorized to purchase in bulk under this Agreement, all as specifically identified on Exhibit A, in packaging bearing the ExxonMobil Proprietary Marks or such other content designated by ExxonMobil that has been approved in writing by ExxonMobil and in accordance with the terms and conditions of this Agreement. All costs or expenses related to such packaging, or repackaging, will be borne by Distributor. Subject to any requirement under the Laws of the Territory, no Distributor trademark, trade name or other identifying marks will be permitted on such Repackaging or packaging.

(A)	Packaging Locations. Distributor will package the Products only at Approved Plants or at locations which Distributor ensures are in compliance with DPIM guidelines.

(B)	Destruction of Packaging Materials. Distributor will destroy all created and unused packaging materials, and Distributor warrants that no off-specification or surplus packaging materials will be used for any purpose whatsoever.

6.12	Product Labels, Warning Statements and Safety Data Sheets.

(A)	Product Labels.

(1)	ExxonMobil is responsible for reviewing the labels for all Products (“Product Labels”) sold pursuant to this Agreement. ExxonMobil will provide Distributor a template containing artwork and graphics (including the ExxonMobil Proprietary Marks) and any marketing claims for all Product Labels for each container size.

(2)	Subject to the provisions of this Section 6.12, Distributor is solely responsible for:

(a)	ensuring that all Product Labels contain current ProMIS quality and performance claims, incorporate the artwork and graphics (including the ExxonMobil Proprietary Marks and marketing claims) in each Product Label as reasonably directed by ExxonMobil; and

(b)	ensuring that all Product Labels contain all hazard classifications, notices and warning statements (collectively, “Warning Statements”) provided by ExxonMobil and that are required by Laws.

(3)	Distributor will destroy all created and unused Product Labels, and Distributor warrants to ExxonMobil that no off specification or surplus Product Labels will be used for any purpose whatsoever.

(B)	Development of SDSs.

(1)	ExxonMobil will develop and produce SDSs to the extent required by applicable Law, for each Product and Supply Product where and as sold within the Territory. All SDSs shall contain the Warning Statements required by applicable Law. As of the Effective Date, ExxonMobil and Distributor acknowledge that where required by applicable Law, ExxonMobil has furnished to Distributor, in electronic format, an SDS for each Product and Supply Product listed in Exhibit A to support sales for such Products and Supply Products in the corresponding country or countries within the Territory. ExxonMobil will electronically furnish those SDSs to Distributor on a tri-annual basis, or more frequently as reasonably requested by Distributor in response to changes in the applicable Law. Distributor shall use its best efforts to be informed of any change in Laws of the Territory that could affect the SDSs and immediately report to ExxonMobil any such change about which Distributor becomes aware.

(2)	In circumstances where Distributor ships Products or Supply Products within the Territory, Distributor will be the “shipper of record,” as that term is defined and used in all Laws covering shipment of hazardous material/dangerous goods and international and country-specific regulations.

(3)	Distributor will furnish and disseminate SDSs for the Products and Supply Products in accordance with Law; provided, however, that ExxonMobil acknowledges that the Distributor is relying on the SDSs developed and provided by ExxonMobil for each Product and Supply Product to address the requirements of the Laws in the Territory where said Products and Supply Products are sold.

(C)	Chemical Control Requirements. Subject to the provisions of this Section 6.12, ExxonMobil will be solely responsible for compliance with (or, if available, securing an exemption or waiver of), the requirements of any applicable Law within the Territory concerning country inventories, country chemical control regulations, and/or chemical/product registrations for any Product or Supply Product, or components thereof (each a “Chemical Control Requirement”) that according to the applicable Laws is of its responsibility. Distributor and Distributor Affiliates performing activities under this Agreement will be responsible for compliance with Chemical Control Requirements that pursuant to the Laws are of its responsibility, expressly including its responsibility as an importer of the Products. If any Laws in the Territory prevent ExxonMobil from fulfilling all or any portion of a Chemical Control Requirement, Distributor will assist ExxonMobil with fulfilling the relevant portions of the Chemical Control Requirement. Distributor shall use its best efforts to be informed of any change in Laws of the Territory that could affect or modify the Chemical Control Requirement and immediately report to ExxonMobil any such change about which Distributor becomes aware.

(D)	Review and Validation of Product Labels and SDSs. If upon review, Distributor identifies any potential inaccuracies or items of noncompliance in any SDS or Product Label, ExxonMobil will cooperate in good faith with Distributor to resolve any such issues, including, without limitation, by providing documentation reasonably demonstrating that the SDS or Product Label meets or exceeds the requirements of the Law.

(E)	Responsibility for Artwork, etc. and Changes in Substantive Content. Notwithstanding anything to the contrary in this Agreement, ExxonMobil is solely responsible for all graphics, artwork and marketing claims on Product Labels and SDSs. Distributor will not make any alterations, additions or modifications to the substantive content of any SDS or Product Labels, without ExxonMobil’s prior written consent. ExxonMobil may withhold its consent unless Distributor demonstrates that, with respect to the subject Product, the requested change is required by applicable Law in, and is limited to a particular country within the Territory. If ExxonMobil provides Distributor with its consent to modify the SDS or create a supplemental label for a Product, Distributor is and shall be exclusively responsible for any such alterations, additions or modifications.

(F)	Single Point of Regulatory Contact. ExxonMobil and Distributor will each establish and maintain a single point of regulatory contact for all obligations described under this Section 6.12 and each Party agrees to communicate such contact information (and any periodic changes thereto) in writing to the other Party’s designated representatives promptly upon execution of this Agreement and during its Term.

6.13	Local Conditions. Subject always to compliance with all Laws, Distributor may, subject to ExxonMobil’s prior written approval, adapt packaging and imaging to suit market conditions, cultural sensitivities and/or preferences within the Territory.

Article VII
DIRECT ACCOUNT OPPORTUNITIES

7.0	Direct Account Opportunities. ExxonMobil or ExxonMobil Affiliates have arrangements with certain Direct Accounts, whereby ExxonMobil or ExxonMobil Affiliates provide Products and Supply Products on a global or regional basis to the Direct Account production facilities or dealers. These arrangements may include licenses to blend and package Private Label Products for distribution to Direct Account production facilities, or to Direct Account dealers who re-sell the Private Label Products to designated end users or to other end users. Subject to the consent of the applicable Direct Account, ExxonMobil will provide Distributor an opportunity to participate in Direct Account arrangements in the Territory in compliance with ExxonMobil’s obligations to the Direct Account (each a “Direct Account Opportunity”). The current Direct Account Opportunities in which Distributor is hereby authorized to participate (subject to the consent of the applicable Direct Account) are set forth in Exhibit B, which ExxonMobil may amend from time to time to reflect an updated list of Direct Account Opportunities. This Article VII (comprising Sections 7.0, 7.1, 7.2, 7.3, 7.4 and 7.5) shall apply notwithstanding anything to the contrary in this Agreement (including but not limited to Section 2.0).

7.1	ExxonMobil Obligations to Direct Accounts. Notwithstanding anything to the contrary in this Agreement, in the event that ExxonMobil offers to Distributor, and Distributor accepts, a Direct Account Opportunity, Distributor must comply with ExxonMobil’s obligations to the Direct Account as notified to Distributor, and Distributor will be liable to ExxonMobil for any failure of Distributor to fulfill ExxonMobil’s obligations to such Direct Account as so notified to Distributor. In the event a Direct Account Opportunity is cancelled or ends, the Distributor will have no liability or further obligation, except with regard to any obligations arising under a current or prior Direct Account Opportunity. Distributor may be obligated to pay commissions and fees to ExxonMobil, an ExxonMobil Affiliate or to the Direct Account in relation to a Direct Account Opportunity, in addition to those provided for in Article IX, to the extent that such Direct Account requires ExxonMobil or an ExxonMobil Affiliate to pay commissions, fees in connection with such Direct Account Opportunity. Each of these commissions and fees must be identified in advance in writing to Distributor and agreed to by the Parties in advance before Distributor shall have any liability for them.

7.2	Direct Account Consent. In the event the Direct Account does not consent to the assignment of the Direct Account Opportunity to Distributor, or to the license or sublicense of the applicable Private Label Proprietary Marks to Distributor, or if Distributor elects not to accept the terms of any Direct Account Opportunity, then the Parties shall discuss in good faith the possibilities of supplying the Direct Account. If the Parties are unable to agree on a path forward, ExxonMobil may provide Products and Supply Products to the Direct Account without any obligation to Distributor, as follows:

(A)	through the Direct Account Support Addendum;

(B)	directly from ExxonMobil or an ExxonMobil Affiliate without the involvement of Distributor; or

(C)	through any other Third Party; provided, that in the event Distributor does not accept a Direct Account Opportunity, Distributor will have no liability or obligation to ExxonMobil or the Direct Account in connection with any such Direct Account Opportunity except and unless arranged for as a Direct Account Delivery or Direct Account Service as described in Section 7.2(A); provided that this option originates from the relevant Direct Account and ExxonMobil only utilizes this provision for the originating Direct Account, in each case. For the avoidance of doubt, ExxonMobil agrees that this Sub-Section (C) will only be utilized on an exception basis and not as a willful attempt by ExxonMobil to circumvent Distributor’s exclusive appointment.

7.3	Amendments to Direct Account Arrangements. In the event of a change in any arrangements between ExxonMobil or an ExxonMobil Affiliate and a Direct Account relating to a Direct Account Opportunity in which Distributor is participating, ExxonMobil will notify Distributor of any amendments or proposed amendments to the terms and conditions. Distributor will promptly acknowledge and determine whether it approves such amendments, which approval will constitute the confirmation by Distributor of its agreement to perform such Direct Account Opportunity as so amended. In the event Distributor does not approve of such amendment, Distributor will promptly notify ExxonMobil of its decision. Any refusal by Distributor to promptly approve of such amendments will constitute a termination of Distributor’s participation in that Direct Account Opportunity and ExxonMobil may thereafter provide Products and Supply Products to the Direct Account without any obligation to Distributor, as follows:

(A)	through the Direct Account Support Addendum;

(B)	directly from ExxonMobil or an ExxonMobil Affiliate without the involvement of Distributor; or

(C)	through any other Third Party; provided that this option originates from the relevant Direct Account and ExxonMobil only utilizes this provision for the originating Direct Account, in each case. For the avoidance of doubt, ExxonMobil agrees that this Sub-Section (C) will only be utilized on an exception basis and not as a willful attempt by ExxonMobil to circumvent Distributor’s exclusive appointment.

7.4	Pricing. For all sales made by Distributor to Direct Account, Distributor will be solely responsible for determining its own prices, terms, pricing policies, customer credit determinations, and discounting policies. ExxonMobil may make non-binding recommendations to Distributor regarding pricing, terms, pricing policies, credit and discounting policies for Direct Account; however, Distributor is not obligated to accept any such recommendations made by ExxonMobil.

(A)	From time to time, ExxonMobil may notify Distributor of an opportunity to participate in global or regional bids or requests for quotation (the “RFQ”) to supply Products, Supply Products or ExxonMobil Services to an OEM or a Direct Account in the Territory (the “Notification of Bid Opportunity”). Any such Notification of Bid Opportunity will include sufficient information for Distributor to evaluate the bid opportunity, including the Products, Supply Products, ExxonMobil Services or Branded Technical Services involved, volume requirements, and the terms and conditions required by the customer in the RFQ. Within five (5) business days from receipt of the Notification of Bid Opportunity, Distributor will advise ExxonMobil whether or not it intends to participate in the RFQ.

(1)	If Distributor elects to participate in the RFQ, Distributor will supply ExxonMobil with the information that it deems appropriate, including pricing and terms and conditions, to respond to the RFQ in the Territory (the “Bid Offer”). Distributor agrees to hold its Bid Offer firm until the bidding process has been finalized or for a period of time to be mutually agreed between the Parties. ExxonMobil will include the Bid Offer in the RFQ for purposes of facilitating the bid process. The Parties agree that the Bid Offer, and acceptance or rejection thereof, is between Distributor and the OEM or Direct Account, and the Distributor is solely responsible for determining its prices, terms and conditions, and any subsequent negotiations with the OEM or Direct Account customer pertaining to same; or

(2)	If Distributor elects not to participate, ExxonMobil reserves the right to respond to the RFQ in the Territory. If ExxonMobil is awarded the business in the Territory, ExxonMobil may thereafter provide Products, Supply Products or ExxonMobil Services to the Direct Account in the Territory without any obligation to Distributor, as follows:

(a)	through the Direct Account Support Addendum;

(b)	directly from ExxonMobil or an ExxonMobil Affiliate without the involvement of Distributor; or

(c)	through any Third Party; provided that this option originates from the relevant Direct Account and ExxonMobil only utilizes this provision for the originating Direct Account, in each case. For the avoidance of doubt, ExxonMobil agrees that this Sub-Section (c) will only be utilized on an exception basis and not as a willful attempt by ExxonMobil to circumvent Distributor’s exclusive appointment.

(B)	From time to time, ExxonMobil may notify Distributor of an opportunity to satisfy Product, Supply Product or service obligations of an agreement that ExxonMobil has already entered into, or is in the process of negotiating with, an OEM or a Direct Account in the Territory. In such case, ExxonMobil will provide to Distributor for consideration, the relevant agreement terms required by the OEM or Direct Account, whether at a final or draft stage, including the Products, Supply Products or ExxonMobil Services involved and volume or other requirements. Within five (5) business days from receipt of such communication, Distributor will advise ExxonMobil whether or not it intends to supply the OEM or Direct Account at the relevant agreement terms. The Parties agree that a decision to supply by Distributor will require an agreement between Distributor and the OEM or Direct Account that fully satisfies the obligations assumed by ExxonMobil in its agreement with the OEM or Direct Account. If Distributor elects not to supply the OEM or Direct Account, ExxonMobil may thereafter provide Products, Supply Products or ExxonMobil Services to the Direct Account in the Territory without any obligation to Distributor, as follows:

(1)	through the Direct Account Support Addendum;

(2)	directly from ExxonMobil or an ExxonMobil Affiliate without the involvement of Distributor; or

(3)	through any Third Party; provided that this option originates from the relevant Direct Account and ExxonMobil only utilizes this provision for the originating Direct Account, in each case. For the avoidance of doubt, ExxonMobil agrees that this Sub-Section (3) will only be utilized on an exception basis and not as a willful attempt by ExxonMobil to circumvent Distributor’s exclusive appointment.

7.5	Direct Account Service Performance. The Parties are committed to maintaining excellence in the service and supply of Direct Accounts. Accordingly, the Parties agree to establish and monitor Direct Account KPIs which are in line with the Direct Account scorecards and metrics for the Territory. Direct Account KPIs may be reviewed on a quarterly basis.

In the event ExxonMobil or Distributor receives a material supply or performance complaint from any Direct Account (“Direct Account Complaint”), the Party receiving the Direct Account Complaint will immediately notify the other Party. Within thirty (30) days of such notification, the Parties will jointly develop a gap closure plan and time period to fully address and resolve the Direct Account Complaint. ExxonMobil and Distributor shall fully implement and execute their respective action items set forth in such gap closure plan within the agreed upon time period.

Article VIII
DISTRIBUTION, OPERATIONAL AND QUALITY CONTROL

8.0	Distributor Performance Objectives. The Parties will utilize the Distributor Performance Objectives set forth in Exhibit A-3 to assess Distributor’s market share, business growth, Product and Brand Integrity and Business Value in the Territory throughout the Term of the Agreement. Unless ExxonMobil approves otherwise, upon the fifth (5th) year of the Agreement and for the remainder of the Term, Distributor agrees to meet the performance objectives set forth in Exhibit A-3 relative to the Products and the Supply Products in each country in the Territory. In the event the Distributor Performance Objectives set forth in Exhibit A-3 are not met or complied with in respect to Brazil for two (2) consecutive years (excluding the first three (3) years of the Term), the Parties have the right to immediately terminate this Agreement.

8.1	Distributor Operational Efforts. Distributor agrees to focus its efforts in the distribution of the Products and Supply Products in the Territory prior to the commencement of the Transition Period in accordance with Section 13.5, and thus, Distributor agrees that, except as otherwise provided in 6.10(E), it will not, and represents and warrants that it will not (and hereby agrees to assure that no Distributor Affiliate will), directly or indirectly, manufacture, blend, package, export, import, sell, distribute, market, or promote within the Territory any products that compete against the Products or Supply Products.

(A)	Support Programs. Distributor must use commercially reasonable efforts prior to the commencement of the Transition Period in accordance with Section 13.5 to support and participate in ExxonMobil’s sales, marketing, and promotional programs and develop and implement its own sales, advertising and promotional programs for the Products, Supply Products and ExxonMobil Services in the Territory. Although participation in ExxonMobil’s programs is not mandatory, ExxonMobil anticipates that Distributor will exert good faith and best efforts to participate actively in some or all of such programs.

(B)	Compliance with Brand Integrity. Distributor must manage its Operation and Approved Plants, including appearance and housekeeping of its facilities, so as to maintain and enhance the public acceptance of the Products and Supply Products,

ExxonMobil Sales and Marketing Services, ExxonMobil Proprietary Marks, and Private Label Proprietary Marks. Distributor will strictly adhere to the Branding Guidelines made available and duly notified in writing to Distributor, as such guidelines may be updated from time to time. All web pages, new facility signage, vehicle imaging, media, business cards, letterhead, uniforms and other items that carry any ExxonMobil Proprietary Mark or Private Label Proprietary Mark, or other ExxonMobil or Private Label Proprietary Mark licensors’ brand image or likeness, must conform with the applicable Branding Guidelines and are subject to ExxonMobil audit according to the audit provisions contained elsewhere in this Agreement.

(C)	Product Quantity.

(1)	Accuracy of Weights and Measures. Distributor agrees to apply and maintain a controls system to ensure accuracy of weights and measures and effective control of all Product movements and custody transfers when handling Products and Supply Products. This system must comply with applicable industry standards and local regulations with respect to:

(a)	filling accuracy of packaged products;

(b)	bulk deliveries measurement accuracy;

(c)	specifications, tolerances and other requirements for weigh scales and weigh bridges; and

(d)	equipment gauging, proving, calibration and certifications.

(2)	Facilities Audit. ExxonMobil, at its own cost and expense and with twenty (20) Business Days prior written notice, is entitled to audit and inspect Distributor’s relevant facilities, equipment, to ensure consistency and compliance of Distributor with the control requirements set forth in Section 8.1(C). Provided Distributor is complying with the Quality Control Requirements, such audit and inspection will not prevent Distributor from conducting its businesses in an ordinary manner and, to the extent that shortcomings are identified, Distributor will work with ExxonMobil to ensure that compliance is promptly achieved.

(D)	Product Representation. Distributor will meet or exceed ExxonMobil’s standards for product representation as outlined in the 3rd Party Product Integrity Manual and the Distributor Product Integrity Manual.

(E)	Product Importation. Distributor will comply with all applicable Laws governing the importation of Products from ExxonMobil or an ExxonMobil Affiliate, including chemical control regulations and review, translation or validation of Product labels and SDSs. If repackaging or relabeling of any Products is required, then Distributor will get written authorization from ExxonMobil to repackage or re-label the Product.

(F)	Customer Service. Distributor will deliver prompt and responsive customer service and take appropriate corrective measures in response to any customer complaints relating to the Products, Supply Products or ExxonMobil Services.

(G)	Maintain Facilities and Inventory. Distributor will maintain adequate inventories of the Products, Supply Products, Approved Plant capacity, distribution facilities and storage spaces, so as to provide timely delivery of the Products and Supply Products.

(H)	Effective Market Coverage. Prior to the commencement of the Transition Period in accordance with Section 13.5, Distributor will maintain facilities, equipment and inventory, to ensure a proper level of service, and maintain sufficient properly trained sales and marketing employees and engage in sufficient advertising and promotional activities to promote the sale of the Products, Supply Products and ExxonMobil Services in the Territory.

(I)	Supply Products. Distributor will procure for use within the Territory those Supply Products identified in Exhibit A that Distributor is authorized to purchase.

(J)	Demand Planning. On a periodic basis to be agreed upon by the Parties, Distributor will report to ExxonMobil volume gains and losses, on an individual Product or Supply Product basis, for the purpose of forecasting future demand of Products and Supply Products.

(K)	Sub-Appointments. Except as provided for in Article II, Distributor will not appoint any Sub-Distributor or Branded Lube Change Center Operator to promote, market and sell Products, Supply Products, or ExxonMobil Services in or for the Territory on Distributor’s behalf. ExxonMobil agrees that this Section 8.1(K) will not be interpreted to limit or restrict Distributor’s ability to sell to Distributor Affiliates, wholesalers or retailers. As of the Effective Date, every licensed operator of a Branded Lube Change Center and every Sub-Distributor appointed by Distributor and approved by ExxonMobil is listed on the Sub-Distributor and Branded Lube Change Center Addenda to this Agreement.

(L)	Measures to Prevent Inadvertent Misuse or Contamination. Distributor will take, and will cause Distributor Affiliates to take, the following measures:

(1)	For the Term and for one (1) year thereafter, ensure that no Restricted Employee is involved in any research, development, blending and/or testing of lubricants (alone or with others) to produce any lubricant products that compete against the Products, as long as the Restricted Employees are still employed by Distributor, Distributor Parent or any Distributor affiliate; and

(2)	For the Term of this Agreement and for one (1) year thereafter, not to enter into any agreement or transaction with a Third Party for or in connection with the Operation under which Distributor or a Distributor Affiliate agrees to hold in confidence, or agrees to restrictions on the use of, such Third Party’s technical information relating to lubricants (including, but not limited to, the mixing, handling, testing and treatment of Base Stocks, Slurries and/or Additives to produce, manufacture, or blend any finished lubricant products) without the prior written consent of ExxonMobil or its designee.

(M)	Information. Distributor will provide SDSs, sales literature, literature on the Products and Supply Products, training programs, training materials and best practices data to Distributor’s customers and personnel, as appropriate. Distributor agrees to provide all materials concerning the safety and health aspects of Products and/or containers for such

Products to all Distributor’s employees, agents, contractors, invitees, and customers that Distributor can reasonably foresee may be exposed to or may handle such Products and/or containers.

(N)	Active Management. Distributor’s management will participate actively in planning and enhancement programs for the distributorship as opportunities to do so arise, or as may be recommended by ExxonMobil, such as, by way of example:

(1)	preparing the Distributor’s business plan;

(2)	preparing the Distributor’s sales and marketing plan;

(3)	preparing the Distributor’s periodic business review;

(4)	preparing other planning tools and programs, including preparation of Business Continuity Plans, and acquisition plans;

(5)	having its sales personnel attend, with ExxonMobil’s representatives, ExxonMobil and Third Party meetings and Training sessions, which at ExxonMobil’s sole discretion may be in person, via telephone, electronic means or other media;

(6)	attending periodic meetings with ExxonMobil personnel to discuss ExxonMobil’s marketing philosophy, policies and programs, which at ExxonMobil’s sole determination may be in person, via telephone, electronic means or other media;

(7)	providing input for key sales indicators and other diagnostic tools;

(8)	providing monthly reports on customer and volume gains and losses, or other reporting requirements that ExxonMobil may determine for the purpose of forecasting future Product or Supply Product demand; and

(9)	participating in analytical studies to assist ExxonMobil in the development of ExxonMobil’s distribution network and measurement of its success, through, e.g., performance analysis report surveys and distributor customer satisfaction surveys.

(O)	Distributor Data. Distributor agrees to provide ExxonMobil, including upon request, with input into Distributor’s key performance indicators that the Parties have mutually agreed upon, including summary sales data keyed to lines of business, Products, Supply Products or ExxonMobil Services for use in effective market coverage analysis, and other diagnostic purposes.

(P)	Alcohol and Drug Use Policy and Harassment Policy.

(1)	Distributor acknowledges that it maintains, and will continue to maintain, reasonable policies on alcohol and drug use and harassment.

(2)	When on premises owned and/or operated by ExxonMobil or ExxonMobil Affiliates, Distributor will not abuse legitimate drugs or use, possess, distribute,

or sell alcoholic beverages and/or illicit or unprescribed controlled drugs. The preceding sentence will also apply to inhalants and all other forms of substance abuse. ExxonMobil may conduct unannounced searches for drugs and alcohol and other substance abuse on premises owned and/or operated by ExxonMobil or ExxonMobil Affiliates.

(3)	When on premises owned and/or operated by ExxonMobil or ExxonMobil Affiliates, Distributor will not engage in harassment based on race, color, sex, religion, national origin, citizenship status, age, physical or mental disability, veteran or other protected status, or any other form of harassment. For the purposes of this Section 8.01(P), “harassment” is any inappropriate conduct that has the purpose or effect of creating an intimidating, hostile or offensive work environment, unreasonably interferes with an individual’s work performance, or affects an individual’s employment opportunities.

(Q)	Solvency. Distributor represents to ExxonMobil that Distributor is solvent and financially able to pay for Supply Products in accordance with the payment terms in effect when Distributor takes title to such Supply Products. If at any time during the term of this Agreement Distributor’s financial condition significantly changes, then Distributor, at ExxonMobil’s request, will provide additional performance security in a form acceptable to ExxonMobil, such as a letter of credit, third-party performance guarantee, or some other acceptable form of financial protection, provided that such change in Distributor’s financial condition is reasonably likely to impact Distributor’s performance and ability to pay for the obligations set forth in this Agreement.

(R)	Site-Specific Rules. Distributor will ensure that Distributor, its applicable Distributor Affiliates and their respective employees, agents, contractors and permitted successors and assigns will comply with all ExxonMobil site-specific rules, policies, procedures and guidelines, as communicated in advance to Distributor and such other persons, when on ExxonMobil premises.

(S)	Cause No Harm. Distributor will refrain from conduct that could cause any injury or damage to:

(1)	ExxonMobil in regard to any Direct Account;

(2)	the goodwill or reputation of ExxonMobil lubricants;

(3)	the ExxonMobil Proprietary Marks;

(4)	to ExxonMobil or any ExxonMobil Affiliate; or

(5)	to the Products, Supply Products or ExxonMobil Services.

(T)	Non-Solicitation of Direct Accounts. Distributor acknowledges that through ExxonMobil’s arrangements with the Direct Accounts, the Direct Accounts are customers of ExxonMobil or an ExxonMobil Affiliate. Distributor agrees to (and agrees to cause any of its subsidiaries to) specifically refrain from directly or indirectly soliciting Direct Accounts to purchase products or services that compete with the ExxonMobil Products, Supply Products and ExxonMobil Services.

8.2	Advertising and Signage. Distributor will advertise and promote (and will cause any authorized Sub-Distributors and/or Branded Lube Change Center Operators to promote) the Products, Supply Products, Branded Lube Change Centers and the ExxonMobil Services in the Territory in accordance with this Section 8.2. All advertising and promotion of the Products, Supply Products, Branded Lube Change Centers (including Mobil Oil Express), ExxonMobil Services, and/or signage programs directed to automotive channels, including lettering and color schemes, must conform to ExxonMobil’s approved standards and the Branding Guidelines. Any direct or indirect use, of the internet, other electronic commerce, or related systems or methods, to advertise, sell or promote Products and Supply Products and/or ExxonMobil Services shall be in accordance with Section 3.3(H).

In connection with Distributor’s obligation to promote the sale of ExxonMobil Brand Products Supply Products, and Branded Lube Change Centers, ExxonMobil and Distributor will meet and discuss in good faith Distributor’s marketing plans, strategies and campaigns on advertising of the Products and Supply Products in the Territory in advance of each calendar year, as set forth in Exhibit A-4. Distributor will advise ExxonMobil of its annual Distributor’s expenditure on such advertising. As per Exhibit A-4, Distributor will submit for ExxonMobil’s prior approval, LOB’s marketing plans, which will be implemented in the upcoming calendar year. Such marketing plans will include: LOB key marketing campaigns, communication plan, and press releases. Distributor will share briefing and comprehensive information to allow proper review of such marketing plans.

Annual marketing plan reviews will support the approval process regarding primary Distributor marketing activities, as set forth in Exhibit A-4. For any marketing activities not approved through the annual reviews, Distributor will submit to ExxonMobil (by personal delivery, e-mail courier, or certified mail-return receipt requested) for prior approval all television commercials, sponsorship arrangements and press releases, statements or announcements concerning the Operation.

At any time, ExxonMobil can audit Distributor’s entire marketing and promotional practices and materials. Distributor will promptly discontinue use of any marketing, promotional, sponsorship or advertising activities, practices and/or materials, including any causing Distributor to discontinue any such use by its Sub-Distributors and/or Affiliates, upon written notice from ExxonMobil.

8.3	Product Quality.

(A)	Maintaining Product Quality Control. Distributor will, as prescribed in Distributor’s own quality control systems designed to satisfy all applicable Quality Control Requirements, protect the quality of the Products and Supply Products by exercising all due care and diligence in their blending, packaging, handling, storage, and sale. ExxonMobil may, at its sole discretion, update or revise QP&G, 3PIM or DPIM at any time, subject to Section 1.4, and such updates or revisions will be effective immediately upon written notice to Distributor. The current version of QP&G, 3PIM and DPIM will be made available to Distributor by ExxonMobil on or before the Effective Date. For the avoidance of doubt, ExxonMobil will provide Distributor with reasonable lead-time to implement any update or revision to QP&G, 3PIM or DPIM, consistent with the provisions in Section 1.4. In addition, Distributor will not:

(1)	Sell or distribute any Product or Supply Product that does not meet the relevant Specifications;

(2)	Substitute any product for or mix any product with the Products or Supply Products for sale under the ExxonMobil Proprietary Marks;

(3)	Adulterate the Products and Supply Products in any way and, where ExxonMobil notifies Distributor of such an occurrence, Distributor will, as soon as practicable, but in no event later than thirty (30) calendar days from the date of notice by ExxonMobil, take measures necessary to address and prevent the reoccurrence of any such adulteration; and

(4)	Use the ExxonMobil Proprietary Marks or Private Label Proprietary Marks in connection with the handling, storage and sale of any adulterated, mixed, substituted or previously used Products or Supply Products; provided that Distributor will:

(a)	ensure that only Products and Supply Products are handled, stored or sold by Distributor through any equipment, container or conveyance that bears any of the ExxonMobil Proprietary Marks or Private Label Proprietary Marks;

(b)	ensure that all Sub-Distributors agree to maintain product integrity control as prescribed in the Sub-Distributor Addendum; and

(c)	notify ExxonMobil of any product quality incidents involving the Products consistent with 3PIM and the DPIM.

(B)	Quality Control Testing. Distributor will, and ExxonMobil at its option (and cost) may, inspect and take and test samples from storage tanks, drums, sampling points at filling equipment, and tanks of delivery vehicles to determine that Products meet Quality Control Requirements, including cases where non-compliance is suspected. In the event that non-compliance is confirmed, any cost on ExxonMobil’s part incurred under this Section 8.3(B) will be reimbursed by Distributor. Upon request by ExxonMobil, Distributor agrees to provide ExxonMobil with the results of any tests of Products conducted by or for Distributor and to provide ExxonMobil’s designated representative immediate access upon request to Distributor’s facilities to conduct any inspection of equipment or processes, testing, and sampling. Access by anyone other than ExxonMobil’s designated representative will be subject to five (5) Business Days prior written notice by ExxonMobil. In the event of noncompliance, the full costs and expense for such inspection and testing will be borne by Distributor.

(C)	Inspection and Audit.

(1)	Quality Audits. Distributor agrees to ExxonMobil’s audit and inspection rights as set forth in the Quality Control Requirements and consistent with ExxonMobil’s 3PIM and QP&G requirements. Provided Distributor is complying with the Quality Control Requirements, such audit and inspection must not prevent Distributor from conducting its businesses in an ordinary manner. If an ExxonMobil audit results in finding a material violation of the Quality Control Requirements applicable to Distributor’s operations, ExxonMobil will have the right, upon written notice to Distributor, to suspend deliveries or suspend Distributor’s authority to blend until effective corrective actions are implemented to cure the violation. Distributor will bear ExxonMobil’s reasonable costs and expenses to assist Distributor in the implementation of, and to verify the effectiveness of, any corrective actions necessitated by the finding of a violation of the Quality Control Requirements.

(2)	Self-Audits. Distributor will, at its own cost and expense, conduct annual self- audits as will be required by its own quality control systems, which will meet or exceed all Quality Control Requirements, using the forms provided by ExxonMobil whenever available, of the Approved Plants, packaging facilities, all bulk warehouse facilities and Product handling processes against applicable Quality Control Requirements. The results of any such annual self-audits, including gap closure plans, will be reported in writing to ExxonMobil upon ExxonMobil’s request.

(3)	Inspection and Audit by Distributor. Distributor agrees that, in addition to other audit rights under this Agreement, on an annual basis, and also if requested by ExxonMobil, Distributor agrees to inspect and audit the Sub-Distributors’ relevant facilities, equipment, and records, audited or otherwise, stored in any media, and, for this purpose, Distributor will ensure that each Sub-Distributor grants Distributor access to any such facilities, equipment, and/or records, and access to relevant employees and agrees to maintain such records for a minimum period of thirty-six (36) months. Any such audit may, at any time, cover a period going back for thirty-six (36) months, independent of any applicable Term. Distributor will be responsible for its own costs and expenses associated with any such audit. Distributor agrees to provide ExxonMobil with comprehensive results of any audit findings.

(D)	Unauthorized Rebranding. Distributor may not rebrand any Product from one ExxonMobil brand to another ExxonMobil brand or to any other brand without prior written approval from ExxonMobil. Distributor will report any unauthorized rebranding of any kind or sales of rebranded Products, Supply Products or ExxonMobil Services of which Distributor is aware. Upon request, Distributor will provide ExxonMobil’s designated representative immediate access to Distributor’s production facilities to take and test samples, and to inspect for unauthorized rebranding. Access by anyone other than ExxonMobil’s designated representative will be subject to five (5) Business Days prior written notice by ExxonMobil.

(E)	Failure to Comply. If a product integrity assessment conducted under the Quality Practices and Guidelines, 3PIM and/or DPIM, results in finding a violation of any requirement that is not cured by Distributor within the timeframe provided for in QP&G, 3PIM or DPIM or the gap closure plan, or in the event of any failure by Distributor to comply with this Section 8.3, in addition to any other rights and remedies available to it hereunder or under applicable Laws, ExxonMobil will have the right to restrict or limit Distributor activities associated with the storage, handling, packaging, viscosity blending, transporting, sale and dispensing of Products and Supply Products, including immediate cessation of such activities, suspension of deliveries or termination of this Agreement effective immediately upon written notice to that effect.

(F)	Product Integrity Complaints. ExxonMobil reserves the right to and Distributor agrees to cooperate with ExxonMobil, if ExxonMobil elects to investigate and respond to any Product Integrity Complaints, as follows:

(1)	Distributor will follow the procedures in the 3PIM relating to the handling and reporting of Product Integrity Complaints, and will develop and maintain written procedures for the receipt and reporting of information related to Product Integrity Complaints, in accordance with the requirements set forth in the Distributor Product Integrity Manual; and

(2)	Distributor will maintain records of information concerning Product Integrity Complaints for a period of three (3) years. Distributor will provide ExxonMobil with reasonable access to any such records within five (5) Business Days of receiving a request from ExxonMobil for such access.

If, after investigating a Product Integrity Complaint, Distributor detects problems in the Supply Products, ExxonMobil will investigate, and take any corrective actions to remediate such problems, provided upon investigation that the problem was caused by ExxonMobil.

(G)	Product Recall.

(1)	Notification. In the event that any public authority issues a recall, or takes similar action, in connection with any Products or Supply Products sold or distributed by Distributor in the Territory, Distributor shall, within twenty-four (24) hours from receipt of the notification, advise ExxonMobil in accordance with 3PIM, and ExxonMobil and Distributor shall agree on an appropriate course of action. In the event ExxonMobil asks Distributor to recall one or more of the Products or Supply Products, Distributor shall immediately cease all sales of such Products or Supply Products and take all appropriate actions to recall such Products or Supply Products. ExxonMobil shall bear the expenses of any recall requested by it or resulting from ExxonMobil Requirements or the blending, packing or shipment by ExxonMobil of the Supply Products. Distributor shall bear the expenses of any other recall. For purposes of this Agreement, expenses of a recall include the expenses of notification and destruction or return of the recalled Products or Supply Products, but not the expense or service fees associated with Distributor Employees’ time, which shall be borne exclusively by Distributor. In the event of a recall requested by ExxonMobil of Supply Products, Distributor shall also be reimbursed on an amount equal to the landed cost paid by Distributor for the Supply Products recalled.

(2)	Customer Records. In the event of a recall of one or more of the Products or similar action, Distributor agrees to maintain and make available to ExxonMobil for inspection, upon ExxonMobil’s request, an updated record of names and addresses of the customers impacted by the recall.

(3)	Agency Reporting Requirements. Distributor shall consult with ExxonMobil prior to filing any reports required by Law in connection with a serious product incident involving the Products or Supply Products.

8.4	Equipment Maintenance. Any motor delivery equipment, tank, pump, and other dispensing equipment bearing ExxonMobil Proprietary Marks or Private Label Proprietary Marks, will be maintained in safe working condition. ExxonMobil will not be obligated to furnish, repair or maintain any equipment for Distributor. Distributor will maintain in good and clean condition all tanks, hoses, and connections in or through which the Products and Supply Products are handled while under Distributor’s control.

8.5	Safety, Health and Environmental Standards. Distributor must blend and package Products, operate Approved Plants and otherwise conduct the Operations in compliance with all safety, health, environmental, and other applicable Laws. Distributor will maintain a safety, health and environmental policy. Distributor will make SDSs available to all employees and sub-contractors, and to all Persons Distributor can reasonably foresee may be exposed to or may handle Products or Supply Products or containers including employees, agents, contractors and customers.

8.6	Quality Assurance/Package Imaging. Distributor agrees to comply with the Branding Guidelines and packaging provisions as set forth in the Quality Control Requirements, as the same may be revised or updated from time to time. ExxonMobil may update or revise the Branding Guidelines at its sole discretion at any time, provided that at least ten (10) Business Days prior written notice is given to Distributor. Distributor acknowledges that ExxonMobil’s and Private Label Proprietary Mark licensors’ packaging provisions must be strictly adhered to in order to maintain product integrity and the ExxonMobil or Private Label Proprietary Mark licensors’ quality and brand identification images. Accordingly, Distributor will, at its own cost and expense, have its own quality control systems with regard to verifying the accuracy of product packaging and labeling, which will meet or exceed all Quality Control Requirements. Upon five (5) Business Days prior written notice, ExxonMobil may conduct periodic inspections of Distributor’s packaging facilities. Distributor will have fifteen (15) calendar days to correct any deficiencies identified in any inspection report.

8.7	Product Changes or Discontinuances. ExxonMobil may, at any time, change the grade, specifications, characteristics, delivery package, brand name, ExxonMobil Proprietary Mark or other distinctive designation of any Supply Product or ExxonMobil Service(s) and such Product or ExxonMobil Services, as so changed, will remain subject to this Agreement; provided that ExxonMobil will discuss with Distributor in advance any change or discontinuance that is likely to have a material adverse impact on Distributor’s financial or operational performance. ExxonMobil may discontinue the production or sale of any Supply Product or the provision of any ExxonMobil Service(s) upon ninety (90) calendar days’ notice to Distributor; provided, however that ExxonMobil may immediately change any aspect of the Product or ExxonMobil Services if necessary to respond to security, safety, health or environmental concerns or unanticipated government regulations.

8.8	No Extra-Territorial Sales. Distributor acknowledges that the labeling laws, trademark and copyright laws, product specification requirements, and advertising requirements of foreign countries may be different from U.S. laws, ExxonMobil and/or its Affiliates have production and contractual obligations with parties in foreign countries that they must honor, and that certain U.S. laws may apply outside the U.S., e.g., laws dealing with exports and imports and laws relating to trade sanctions. Therefore, Distributor agrees to distribute Products and Supply Products and provide any authorized Branded Technical Services only in the Territory and only as identified by the ExxonMobil Proprietary Marks and to purchase Supply Products only from ExxonMobil or its Affiliates or designees. Distributor will neither solicit nor accept orders for Products and Supply Products from, or provide Branded Technical Services to, customers located outside of the Territory through any means, including advertising, internet, and other platforms of electronic commerce. Distributor will not establish a sales office, a warehouse or a distribution center outside the Territory for the Products and Supply Products. Distributor agrees that it will keep ExxonMobil advised of all inquiries or orders for Products and Supply Products or requests for Branded Technical Services from present or potential customers located outside the Territory, as well as for Products and Supply Products intended to be sold outside the Territory. Distributor will take reasonable steps to prevent diversion of Products and Supply Products outside the Territory by other parties that may purchase Products and Supply Products from Distributor. If Distributor suspects, either before or after the transaction takes place, that a transaction may be in violation of this clause, Distributor agrees to promptly notify ExxonMobil. Distributor and ExxonMobil agree that resolution of disputes, controversies or claims arising under this Section 8.8 is not limited by the provisions of Section 17.12 hereof, relating to claims, dispute resolution, and arbitration. Indemnification for violation of this requirement is provided in Article XIV of this Agreement.

8.9	Improvements and Investments in Distributorship. Distributor acknowledges that the use of current communications systems in the operation of the distributorship is critically important in meeting customer needs, adjusting to competitive conditions, and handling administrative and other transactions between the Parties commencing with Product and ExxonMobil Services order placement and continuing through payment for Products, Supply Products and ExxonMobil Services. Further, Distributor acknowledges that communications systems are expected to change over time, requiring periodic addition, replacement, or updating of equipment or systems used in the distributorship. Accordingly, Distributor agrees to make improvements and investments in the distributorship (i.e., hardware, software and training), at Distributor’s expense, as may be reasonably necessary or appropriate from time to time, to add, replace, or update equipment to ensure compatibility with the operational needs of customers and equipment used to communicate effectively with its customers, ExxonMobil and ExxonMobil’s distributor network.

8.10	Business Continuity Planning. Distributor will make appropriate arrangements to ensure continuity of supply of the Products, Supply Products, ExxonMobil Services and Branded Technical Services in the Territory. ExxonMobil and Distributor mutually agree that ExxonMobil may require Distributor to take additional reasonable actions with respect to security of supply in connection with Distributor’s Business Continuity Plan for its Operations. Subject to legal restrictions with respect to disclosure, the Parties also agree to share with each other their Business Continuity Plans and such other data as is reasonably required for each Party to periodically assess the other Party’s supply chain capabilities and/or potential vulnerabilities, with the objective of identifying high-risk areas that may require the Parties to agree to additional business continuity plans. Distributor and ExxonMobil agree that they will, from time to time, cooperate to conduct a review of Distributor’s existing Business Continuity Plan to identify any material changes that may need to be made in Distributor’s supply chain. Notwithstanding the foregoing, Distributor will bear sole responsibility for the operation of its business, including its Business Continuity Plan.

8.11	Business Continuity Plan Inventories. The Parties agree to establish and maintain Business Continuity Plan inventories of certain Products in order to mitigate specific risks.

8.12	Succession Risk Assessments and Planning for Key Employees. Distributor agrees to establish and maintain succession risk assessments and plans for certain employees that are critical to the Operation in order to mitigate the risk associated with the departure of certain employees and to develop and equip the successors of those employees. Distributor will share from time to time, but at least every two (2) years, such succession risk assessments and plans with ExxonMobil.

8.13	Critical Customer Identification. Upon ExxonMobil’s reasonable request, Distributor agrees to provide its list of critical customers that would be disproportionately adversely impacted in the event of a disruption or allocation of the Supply Products.

Article IX
FEES

9.0	Fee Components.

(A)	As consideration under this Agreement, Distributor shall pay Fees (as defined below) to ExxonMobil in U.S. Dollars on an annual basis (“Fees Period”), with the exception of the first month after the Effective Date. The first installment of Fees will be for the period from the Effective Date through December 31, 2018. Annual payments for each Fees Period will be payable no later than five (5) Business Days after the last day of the following calendar month in which each Fees Period ends. For purposes of this Section 9.0, “Fees” will be equal to the sum of the Blending Fee and the Fixed Amount Fee for the applicable Fees Period.

(1)	Blending Fee: an amount equal to the U.S. Dollars per barrel set forth in the below table, multiplied by the number of barrels of Products (including branded and unbranded products; excluding Supply Products imported into the Territory or exported to ExxonMobil) blended and sold by Distributor or its affiliates (or any permitted successors or permitted assignees thereof) during the applicable Fees Period.

Fees Period	[***]	[***]	[***]
$/BBL	[***]/BBL	[***]/BBL	[***]/BBL

(2)	Fixed Amount Fee: an amount equal to the U.S. Dollars per period set forth in the below table, or in the case of the first and the last applicable Fees Period, a pro-rated portion of the applicable fixed fees based on the number of days elapsed during the applicable Fees Period, divided by the total number of days in the Fees Period.

Fees Period	[***]	[***]
$ / year	[***]	[***]

(B)	The aggregate amounts set forth in Section 9.0(A), collectively, for each applicable Fees Period, will be the “Fees Payments”.

9.2	Fees Documentation and Dispute. For the purposes of calculating the Fees Payments, Distributor must provide ExxonMobil with unaudited financial statements as to the calculation of the items set out in Section 9.0, including with respect to the volumes applicable to such calculations, no later than the last day of the month following each Fees Period (or if such day is not a Business Day, the immediately following Business Day). In the event that ExxonMobil contests the statements presented by Distributor, the Parties will cooperate in good faith and try to amicably settle their disagreement with respect to the contested portion thereof within the succeeding thirty (30) calendar days. In the event that the Parties are unable to settle all contests with respect to the calculation of the Fees Payment, the statement should be submitted to an independent international accounting firm to be agreed to by the Parties, and the Parties will use their commercially reasonable efforts to cause such firm to render a decision with respect to such contests and to provide the Parties with revised statements within the succeeding ten (10)

calendar days. If the Parties do not reach an Agreement as to the independent international accounting firm that should settle the dispute within three (3) days after the conversations to agree on the same started, then the firm that will be in charge of this will be KPMG. If the firm that is in this manner appointed declines to perform the task, or for any reason is prevented from doing so, then ExxonMobil, in its sole discretion, will choose the firm that will settle the contest. The decision of such firm with respect to such contests will be binding upon Distributor and ExxonMobil, and Distributor will pay any additional portion of the Fees Payments based on such revised statements within ten (10) calendar days after such firm has rendered its decision. The fees and expenses of such firm in rendering such decision will be borne equally by the Parties.

9.3	Fees Payment Default. In the event of a default in the payment of any Fees Payments, Distributor will, to the maximum extent permitted by applicable Laws, and at ExxonMobil’s option, be liable for the payment of late payment of charges corresponding to [***] percent ( [***]) of the overdue amount plus interest of Three Month Dollar LIBOR plus [***] percent ( [***]) per annum, compounded on the last day of each calendar month from time to time, calculated on a daily basis and for the period from the relevant due date for payment up to and including the date of actual payment; provided, however, that no such late payment charges or interest thereon will be payable in respect of any Fees Payment or portion thereof that is the subject of a good faith dispute that is subject to resolution in accordance with Section 9.2. In the event such default continues for more than [***] ( [***]) days and is not the subject of a good faith dispute that is subject to resolution, ExxonMobil will be automatically relieved from its obligations in connection with this Agreement. ExxonMobil will thereafter have the right to terminate effective immediately irrespective of any judicial or extrajudicial proceeding and without any burden to ExxonMobil and/or the relevant ExxonMobil Affiliate.

9.4	Tax Withholding. Distributor acknowledges that all sums payable by Distributor under this Agreement are net of any withholding taxes. If Distributor is required to deduct withholding tax from any Fees Payments, the amount paid will be increased to the extent necessary to ensure that, after making all required deductions, ExxonMobil receives an amount equal to the sum that would have been paid had no such deductions been required.

Article X
MARKETING AND SALES SUPPORT

10.0	Marketing Support. ExxonMobil marketing support provided to Distributor may include:

(A)	SDSs. Provide Safety Data Sheets and other safety information for the Products and Supply Products, as required by applicable Law.

(B)	Sales Materials. Make available sales and promotional materials to assist Distributor in making sales of Products, Supply Products and ExxonMobil Services.

(C)	Marketing Programs. Make available marketing programs to support sales and promotion of the Products, Supply Products, ExxonMobil Services and ExxonMobil lubricants.

(D)	Sales and Marketing Training. Make available (1) sales and marketing training concerning the Products, Supply Products and Product Support Services, and related matters at ExxonMobil-designated facilities, (2) field training concerning the same, and (3) sales and marketing training materials to Distributor.

(E)	Marketing Materials. ExxonMobil will, at ExxonMobil’s sole discretion, make available such sales and promotional materials in the language of each country in the Territory.

(F)	ExxonMobil Standard Offering. Develop a list of Products and Supply Products, ExxonMobil Services and Marketing Support programs that ExxonMobil may make available to Distributor, as detailed in the ExxonMobil Standard Offering.

(G)	Signage. ExxonMobil may make available to Distributor, directly or indirectly, signage incorporating the ExxonMobil Proprietary Marks on terms and conditions determined by ExxonMobil.

(H)	Branding. Make available Branding Guidelines describing proper use of the brands.

(I)	Manuals. Make available to Distributor relevant manuals for local translation and production, including updates thereof from time to time; provided that all translations will be in compliance with the Translated Materials Addendum.

(J)	Branded Lube Change Centers. Make available guidelines for the manufacture of signage, graphics and competencies applicable trademarks for Branded Lube Change Centers.

(K)	Major Initiatives. ExxonMobil will use commercially reasonable efforts to engage Distributor early in the process of development and testing major ExxonMobil initiatives and programs, including global studies and research when applicable, which could have a significant impact on the lubricants blending and distribution business in the Territory.

10.1	Sales Support. ExxonMobil sales support provided to Distributor may include the following, as mutually agreed between the Parties:

(A)	Maintain Reasonable Inventory. Based on historical and projected Distributor demand data, among other criteria, for Supply Products and subject to Article XVI, ExxonMobil will maintain reasonable inventory levels at distribution facilities to support Distributor’s purchases of the Supply Products.

(B)	Sub-Distributor Product Integrity Compliance Management. Assisting the Distributor to enable a consistent execution of ExxonMobil’s Distributor Product Integrity Manual guidelines with its Sub-Distributors.

(C)	Sub-Distributor Business Management. Assisting the Distributor in developing processes to review Sub-Distributor performance.

(D)	Business Stewardship. Assisting the Distributor in establishing procedures and timelines for evaluating business performance, from sales representatives to senior management, against established performance targets.

(E)	Personnel Development. Supporting the Distributor’s ongoing efforts to develop its sales force.

(F)	Use of Technology. Distributor and ExxonMobil recognize the extensive use of the internet for communications among suppliers and purchasers, and agree that the internet and related technologies will continue to provide the means to handle administrative and other transactions between the Parties, including Products, Supply Products, and ExxonMobil Services order placement and payment. ExxonMobil currently communicates with Distributor over the Network and by email, and Distributor is familiar with handling administrative and other transactions over the Network and the internet. ExxonMobil is continually reviewing computerized systems and other programs to gain the benefits from new technology, and may implement changes, replacements, or successors to any of such systems. Distributor will use commercially reasonable efforts to implement computerized systems or programs proposed by ExxonMobil in order to conduct such transactions over the internet, or related technologies. Distributor agrees to check the Network (or any successor system) at least once every week during the Term of this Agreement, and to read all announcements posted thereon, including any updates to the policies, procedures and guidelines.

(G)	Product Offering. Review periodically ExxonMobil’s global product offering and Products listed in Exhibit A for additions and deletions.

(H)	Lab Analysis. Organization of customer’s used oils control analysis, monitoring, and coordination with ExxonMobil and the ExxonMobil Affiliate control laboratories regarding analyses which cannot be performed locally. ExxonMobil may provide for used oil services and analysis at one of its approved used oils analysis testing laboratories, as described in Exhibit A-6 hereto.

10.2	Marketing and Sales Support Warranty. ExxonMobil warrants that the Marketing Support Programs described in Section 10.0 and the sales support described in Section 10.1 provided under this Agreement will be performed in a good and workmanlike manner. ExxonMobil makes no other warranties, express or implied.

10.3	Limitation of Liability.

(A)	ExxonMobil’s liability for the Marketing Support Programs described in Section 10.0 and the sales support described in Section 10.1 will be limited to the charge, if any, paid to ExxonMobil for such support.

(B)	In no event will [***] be liable for any lost profits, prospective profits, business interruption, or special, consequential, incidental, indirect or punitive damages.

10.4	Distributor Web Page. ExxonMobil will, or will ensure that an ExxonMobil Affiliate will, integrate and maintain internet hyperlinks on mobil.com and any associated lubricants website(s) that ExxonMobil may establish and/or maintain that is targeted toward the Territory that identify Distributor’s lubricants business and links to Distributor’s primary web page. Distributor will notify ExxonMobil of the domain name at which Distributor’s primary web page will properly link. Distributor’s domain name may not include any of the ExxonMobil Proprietary Marks. Distributor will, or assure that a Distributor Affiliate will, integrate and maintain internet hyperlinks on Distributor’s primary lubricant related web page that prominently identify ExxonMobil’s lubricants business and links to ExxonMobil’s lubricants web page. ExxonMobil will, or will assure that an ExxonMobil Affiliate will, maintain a working web page to which the Distributor’s domain name links.

Article XI
CHANGE IN CONTROL AND RIGHT OF FIRST REFUSAL

11.0	Change in Control. Distributor and Distributor Parent (to the extent applicable) understand and acknowledge that the rights and duties of Distributor under this Agreement are personal to Distributor and that ExxonMobil has appointed Distributor in reliance on the qualifications, business skills, and financial capacity of Distributor. Accordingly, Distributor and Distributor Parent (as applicable) shall provide written notice to ExxonMobil [***] after receiving a binding offer that Distributor or Distributor Parent intends to accept that would result in a Change in Control. ExxonMobil shall have the right upon any Change in Control to immediately terminate this Agreement by written notice of termination to Distributor or Distributor Parent (as applicable). ExxonMobil shall have [***] from receipt of written notice by Distributor or Distributor Parent of intent to accept a binding offer that would result in a Change in Control in order to send written notice of termination to Distributor. In addition to, and not by way of limitation, Distributor acknowledges and agrees that for any Change in Control described in subsections (b) and (c) of the Change in Control definition set forth in Article I of this Agreement, ExxonMobil shall have the right to receive the Liquidated Damages set forth in Section 13.3.

11.1	Right of First Refusal. In connection with any proposed Change in Control regarding:

(A)	subsection (b) of the Change in Control definition set forth in Article 1 of this Agreement, ExxonMobil shall have the right to match the offer of any proposed transferee (“Offer”) and acquire the relevant Distributor Interests (“Offered Assets”), to be transferred pursuant to the terms, the applicable purchase price and conditions as those contained in the Offer with respect to the Offered Assets, if the proposed Offer is on terms acceptable to Distributor Parent, within [***] of Distributor Parent’s delivery of written notice to ExxonMobil (“Offer Notice”). The Offer Notice shall specify in reasonable detail: (i) the name of the proposed purchaser and the Offer’s terms on which such Offered Assets shall be transferred to such proposed purchaser, and (ii) the aggregate price that the proposed purchaser has agreed to pay for the Offered Assets to be transferred, taking into account the purchase price allocated to each Offered Asset, stated as a price per equity interest, if applicable; or

(B)	subsection (c) of the Change of Control definition set forth in Article 1 of this Agreement, in the event of a [***] to [***], ExxonMobil shall have the right to exercise its right of first refusal regarding the Moove business within a period of [***] from [***] delivery of written notice to ExxonMobil of the execution date of the binding agreement between [***] and [***] (“Relevant Transfer Offer Notice”). The Relevant Transfer Offer Notice shall specify in reasonable detail (i) the name of the proposed purchaser and the Relevant Transfer Offer’s terms on which such Relevant Transfer shall be transferred to such proposed purchaser, and (ii) the aggregate price that the proposed purchaser has agreed to pay for the Relevant Transfer, especially for the Moove business, which shall be stated as a price per equity interest, if applicable.

In the event ExxonMobil decides to exercise its right of first refusal, each Party carry out its respective Valuation Process, to be determined as follows:

(1)	each of (a) [***] and (b) ExxonMobil shall appoint a reputable international investment bank (the “Valuer”) to perform the Valuation Process as at the date of certification of the Valuation Process by that Valuer. Each Party shall be responsible for the fees, costs and expenses of its respective Valuer.

(2)	If within [***] following service of the exercise by ExxonMobil of its right of first refusal, either of [***] and ExxonMobil fails to appoint a Valuer, Distributor shall be entitled to appoint a Valuer on such defaulting party’s behalf. The defaulting Party shall be responsible for the fees, costs and expenses of the Value appointed by Distributor.

(3)	Each of [***] and ExxonMobil shall instruct their Valuer to deliver to the instructing party as soon as reasonably practicable, and in any event within [***] of its appointment, its written valuation report setting its bona fide determination of the Valuation Process in U.S. Dollars. The Parties shall promptly provide the respective Valuer with access to all relevant information and materials which the Valuer may reasonably deem necessary or desirable to carry out their respective valuations.

(4)	If the difference between the valuations prepared by the Valuers is less than ten percent (10%), then the Valuation Process shall be the result of the average between the valuations presented by both Valuers.

(5)	If the difference between the valuations is greater than ten percent (10%), then [***] and ExxonMobil shall jointly nominate a third valuer who shall be a reputable international investment bank (the “Ultimate Valuer”) to be appointed by the Parties to determine the Valuation Process in [US Dollars] as at the date of certification of the Valuation Process by that Ultimate Valuer. The parties shall instruct the Ultimate Valuer to deliver as soon as reasonably practicable, and in any event within [***] of its appointment, its written valuation report setting out its bona fide determination of the Valuation Process in U.S. Dollars (the “Ultimate Valuation”). The Ultimate Valuation shall be final and binding on the Parties and for whose fees, costs and expenses [***] and ExxonMobil shall be jointly liable in equal proportions.

11.2	Parties’ Rights. If on the last day of any offer period no agreement has been entered into between ExxonMobil and Distributor, or Distributor Parent, as applicable, Distributor or Distributor Parent (as applicable) shall be free to transfer all but not less than all of the offered assets (as applicable) to the proposed purchaser at a price that is no lower than the purchase price set forth in the Offer Notice or in the Relevant Transfer Offer Notice (as applicable) and on terms that are not more favorable to the proposed purchaser than those stated in the Offer Notice or in Relevant Transfer Offer Notice (as applicable).

ExxonMobil’s rights under this Article XI shall apply to each Change in Control proposal, to the extent applicable, and any renegotiations or modifications to all or any part of the Offer shall require a new Offer Notice and a new Offer Period. Each Offer (including any renegotiation or modification of such Offer) shall be deemed a separate offer entitling ExxonMobil to its rights (including the right of first refusal) under this Article XI.

Subject to ExxonMobil’s rights under this Agreement, the Parties agree that regardless of any exercise by ExxonMobil of its rights under this Article XI, nothing shall prevent [***] from entering into a transaction with any Person, [***].

Notwithstanding anything to the contrary in Section 11.1, a Change in Control resulting from Distributor’s initial public offering to the general public of its capital stock on any U.S. Brazilian, U.K. or other internationally recognized securities exchange shall not be subject to any right of first refusal. For the avoidance of doubt, any such initial public offering of Distributor shall not be subject to a right of first refusal.

ExxonMobil’s failure to exercise its purchase rights on one or more transactions does not affect ExxonMobil’s rights on other transactions whether or not involving the same interest, and does not constitute ExxonMobil’s consent to a Distributor Transfer or [***], as applicable.

Subject to this Agreement, Distributor has the right to exercise a Distributor Transfer to a [***], provided that Distributor furnishes a written notice to ExxonMobil as promptly as possible after receiving a binding offer.

The Parties agree that for internal reorganization purposes, Comma Oil & Chemicals Limited may acquire Distributor during the Term without ExxonMobil’s consent, provided that immediately following such transaction, Comma Oil & Chemicals Limited or its successor in interest would be strictly bound by all provisions of the Agreement, and the parties would negotiate in good faith any additional firewall or related agreements upon request by ExxonMobil. Any other reorganization of Distributor will require ExxonMobil’s consent, which consent shall not be unreasonably withheld or delayed.

Article XII
CONFIDENTIALITY

12.0	ExxonMobil’s Confidential Information. Distributor acknowledges that ExxonMobil will be disclosing and transmitting to Distributor certain confidential information. Accordingly, Distributor agrees to:

(A)	treat and maintain the ExxonMobil’s Confidential Information as strictly confidential and to not disclose ExxonMobil’s Confidential Information to others except as expressly permitted under this Agreement;

(B)	use ExxonMobil’s Confidential Information only for the Operation as expressly permitted under this Agreement;

(C)	restrict disclosure of the ExxonMobil’s Confidential Information to its employees, contractors, agents, and Distributor Affiliates and their respective employees, contractors and agents that are directly connected with the performance of work for the Operation requiring knowledge of the ExxonMobil’s Confidential Information; and

(D)	cause those employees, contractors, agents, or Distributor Affiliates, or their respective employees, contractors or agents to whom the ExxonMobil’s Confidential Information is disclosed to comply with the provisions of this Article XII.

12.1	Firewall Agreement. Distributor and/or its Affiliates acknowledge the existence of certain affiliations, joint ventures or arrangements with competitors of ExxonMobil. In order to ensure the confidentiality of ExxonMobil’s Confidential Information and the Operations under this Agreement, Distributor agrees to develop, implement and comply with the firewall program set forth in Exhibit G.

12.2	Distributor Information. Distributor agrees not to disclose to ExxonMobil or any ExxonMobil Affiliate any confidential information of a Third Party, except for confidential information of a Third Party that Distributor is permitted to disclose to ExxonMobil or its designated ExxonMobil Affiliate and that ExxonMobil is entitled to, and agrees to, receive. Distributor agrees that ExxonMobil and ExxonMobil Affiliates will be free to use and disclose to others in ExxonMobil’s and any ExxonMobil Affiliate’s business any of Distributor’s confidential information disclosed by Distributor to ExxonMobil or an ExxonMobil Affiliate under this Agreement.

12.3	Disclosure of Confidential Information.

(A)	If Distributor proposes to disclose any of the ExxonMobil’s Confidential Information to a contractor, Distributor will provide to ExxonMobil in advance of such disclosure the name, contact information and address of such contractor, a description of the ExxonMobil’s Confidential Information to be disclosed and an explanation of why such disclosure is believed to be necessary and appropriate, and Distributor will refrain from making such disclosure to the contractor until ExxonMobil has advised that the contractor has entered into an agreement with ExxonMobil or an ExxonMobil Affiliate containing terms and conditions that ExxonMobil or an ExxonMobil Affiliate elects in order to protect the ExxonMobil’s Confidential Information.

(B)	Distributor may disclose the ExxonMobil’s Confidential Information if and to the extent that it is required to do so by any Law or by any court of competent jurisdiction, regulatory or other binding authority, provided Distributor:

(1)	notifies ExxonMobil as soon as possible upon becoming aware of any such requirement;

(2)	cooperates with ExxonMobil (at ExxonMobil’s reasonable expense) to avoid or limit disclosure and to gain assurances as to confidentiality from the body demanding the information; and

(3)	discloses only as much of the ExxonMobil’s Confidential Information as is necessary to comply with the requirement to disclose.

(C)	The Parties understand, acknowledge and agree that the use and handle of Lubes Information by the JV’s and its employees in accordance with (and defined in) Exhibit G to this Agreement will not considered a violation of this Section 12.3.

12.4	Terms of the Agreement. Subject to the provisions of Article XII, each Party will treat the terms of this Agreement, including Exhibits and Schedules, as confidential and will make no disclosures with respect to such matters without the express written consent of the other Parties. A Party may make disclosures to its external legal counsel. A Party may also make disclosures to its affiliates, subsidiaries or its professional representatives or consultants, to the extent that such Persons reasonably need to have access to the confidential information for the purposes of performing this Agreement if such affiliate, subsidiary, professional representative or consultant, as the case may be, agrees in writing to treat the disclosed information as confidential.

12.5	Remedy; Survival. The Parties agree that any failure to comply with the requirements of this Article XII will cause the owner of confidential information covered by this Article XII irreparable injury. The provisions of this Article XII will survive the termination or expiration of this Agreement and apply to all of ExxonMobil’s and/or Distributor’s Confidential Information disclosed or transmitted by a Party pursuant to this Agreement during the Term. In the event that the confidentiality and/or restricted use obligations are deemed invalid or unenforceable for any reason, then the receiving Party will hold the disclosing Party’s Confidential Information in confidence and under restricted use for as long as is permitted under applicable Laws.

Article XIII
EXPIRATION AND TERMINATION

13.0	Termination for Breach. Subject to Sections 13.1, 13.2 and 13.3, without prejudice to other rights or remedies (including but not limited to a Party’s right to elect that this Agreement should not be renewed as provided in Section 4.0), a Party may terminate this Agreement if the other Party has materially breached any of its obligations under this Agreement, the Trademark License Agreement or the ExxonMobil Services Agreement and fails to remedy that breach within thirty (30) calendar days, or a reasonable period of time not less than thirty (30) calendar days specified by the non-breaching Party, after receipt of written notice of the breach. The non-breaching Party will:

(A)	provide the breaching Party such written notice of the event or circumstance giving rise to its right to terminate under this Section 13.0;

(B)	recommend the most appropriate course of action and such reasonable period of time in which the breaching Party must cure the event or circumstance; and

(C)	provide any reasonable cooperation necessary to enable such cure. In no event will the non-breaching Party’s election to permit the breaching Party an opportunity to cure any of the foregoing events or circumstances be deemed a waiver of, or other limitation against, the non-breaching Party’s other remedies under or rights to terminate this Agreement.

Any uncured material breach of this Agreement by a Distributor Affiliate shall be deemed a breach of this Agreement by Distributor.

13.1	Termination by Distributor. The Parties acknowledge that Sections 13.1(A), 13.1(B), and 13.1(E) through 13.1(H) below constitute acts or events that are within the control of ExxonMobil or ExxonMobil Affiliates and any such occurrence entitles Distributor, to immediately terminate this Agreement effective thereafter upon ExxonMobil’s receipt of written notice of such termination. Sections 13.1(C), 13.1(D) and 13.1(I) below entitle Distributor to terminate this Agreement in accordance with the applicable Sections referenced therein.

(A)	False Statements. Any knowing submission by ExxonMobil or an ExxonMobil Affiliate to Distributor of materially misleading, false or fraudulent information.

(B)	Detrimental Behavior. If any actions by ExxonMobil or any ExxonMobil Affiliate are likely to cause material harm within the Territory to the value and reputation of the ExxonMobil Proprietary Marks or to the reputation or goodwill associated with Distributor or any Distributor Affiliate, including but not limited to:

(1)	ExxonMobil, any ExxonMobil Affiliate, or a manager or executive of ExxonMobil or any ExxonMobil Affiliate is convicted of a criminal offence involving fraud, moral turpitude, or commercial dishonesty, whether or not the crime arose from the Products or Supply Products;

(2)	ExxonMobil or any ExxonMobil Affiliate has engaged in fraudulent, unscrupulous or unethical business practices, including practices forbidden by any Laws, regulations or marking requirements;

(3)	ExxonMobil or any ExxonMobil Affiliate does anything that would bring Distributor or any Distributor Affiliate into disrepute or that would damage its reputation or that is detrimental to Distributor or any Distributor Affiliate or the ExxonMobil Proprietary Marks, or the distribution systems for the Products and Supply Products of the Distributor or any Distributor Affiliate that has not been cured within thirty (30) calendar days’ notice to ExxonMobil; or

(4)	ExxonMobil, any ExxonMobil Affiliate or any manager or director of ExxonMobil or any ExxonMobil Affiliate, knowingly makes a false or misleading statement or representation (by act or omission) that is material to ExxonMobil’s business relations with Distributor.

(C)	Termination of Product Supply Agreement. At Distributor’s option, upon the termination of the Finished Lubricant Supply Agreement in accordance with Section 13.6.

(D)	Change in Laws. If affected by any change in Laws or introduction of a new Law and subsequent failure to successfully renegotiate the terms of this Agreement in accordance with Section 17.0(B).

(E)	Compliance with Laws. Failure by ExxonMobil to comply with the Laws of the Territory, where such failure is (1) material to this Agreement, and (2) either cannot be cured or is reasonably likely to cause a Material Adverse Effect.

(F)	Confidentiality. ExxonMobil commits any breach of Article XII.

(G)	Non-Exclusivity Event. Except as permitted under Article VII or in this Agreement, failure by ExxonMobil to maintain Distributor’s exclusive appointment within the Territory.

(H)	Product Removal, Changes and Discontinuances. Any product removals, changes or discontinuances which result in a significant and material adverse impact on Distributor’s financial or operational performance.

(I)	Performance Objectives. In the event the performance objectives set forth in Section 8.0 and Exhibit A-3 are not met for two (2) consecutive years during the Term.

13.2	Termination by ExxonMobil. The Parties acknowledge that Sections 13.2(A) through 13.2(M) and 13.2(P) through 13.2(R) below constitute acts or events that are within the control of Distributor and any such occurrence entitles ExxonMobil, upon discussion with Distributor, to terminate this Agreement effective thereafter upon Distributor’s receipt of written notice of such termination. Sections 13.2(N) and 13.2(O) entitle ExxonMobil to terminate this Agreement in accordance with the applicable Sections referenced therein.

(A)	Change of Control. Any Change in Control is made without the prior written consent of ExxonMobil.

(B)	Suspension; Condemnation; Loss of Facilities. The suspension of business, liquidation, dissolution, recuperação judicial, recuperação extrajudicial, bankruptcy or termination of the existence of Distributor performing any obligations under the terms of this Agreement, or the commencement of any proceedings to liquidate, dissolve, or terminate the existence of Distributor performing any obligations under the terms of this Agreement, the condemnation, seizing, attachment, or appropriation of any substantial portion of Distributor’s property performing any obligations under the terms of this Agreement, or the loss of Distributor’s right to blend at any Approved Plants or to use other facilities necessary for Distributor to be capable of performing this Agreement that cannot be cured within thirty (30) calendar days, for causes other than Force Majeure described in Article XVI.

(C)	Detrimental Behavior. Any action(s) taken by Distributor or any Distributor Affiliate in violation of Distributor’s obligations under this Agreement that causes a Material Adverse Effect. Additionally, any action(s) by Distributor or any Distributor Affiliate which is likely to cause material harm within the Territory to the value and reputation of the ExxonMobil Proprietary Marks or to the reputation or goodwill associated with ExxonMobil, including but not limited to:

(1)	Distributor or any Distributor Affiliate, or a manager or executive of Distributor or any Distributor Affiliate, is convicted of a criminal offense involving fraud, moral turpitude, or commercial dishonesty, unscrupulous or unethical business practices, including practices forbidden by any Laws, regulations or marking requirements, whether or not the crime arose from the Products or Supply Products; or

(2)	Distributor or any Distributor Affiliate has engaged in fraudulent, unscrupulous or unethical business practices, including practices forbidden by any Laws, regulations or marking requirements.

(D)	False Statements. Any submission by Distributor or any Distributor Affiliate to ExxonMobil or any ExxonMobil Affiliate of misleading, false or fraudulent reports or statements, including claims for any refund, credit, rebate, incentive, allowance, discount, reimbursement or other payment from ExxonMobil or any ExxonMobil Affiliate.

(E)	Trademark Infringement. Any Third Party claim of trademark infringement that (1) requires Distributor to cease marketing, sales and/or distribution of Products and Supply Products, and (2) is attributable to any act by Distributor or any Distributor Affiliate with respect to the Products and Supply Products that is inconsistent with the Branding Guidelines, as properly noticed to Distributor.

(F)	Export. Any breach of Section 17.1 or any export or sale of Products or Supply Products to any Person located in a Foreign Country or to any Person who, to Distributor’s knowledge, intends to export such Products or Supply Products to any Foreign Country; for avoidance of doubt, (1) no sale of finished lubricant products to vessels or aircraft in ports located in the Territory for on-board use by such vessels or aircraft, (2) no sale of Products or Supply Products in the Territory to an OEM (or an OEM Affiliate) that following such sale, includes the Product(s) as part of its own products for sale to a

Foreign Country, (3) no sale of Products or Supply Products in the Territory to a Direct Account, its affiliates, an OEM or an OEM Affiliate, (4) no de minimis amount of Product, that is less than one hundred liters, or an amount of product that is clearly provided only for use during equipment installation, in a single shipment, that is supplied by a Direct Account or OEM as part of their shipment of their manufactured product outside the Territory, and (5) no sale of Products or Supply Products to an ExxonMobil Affiliate, will be deemed a violation of this provision.

(G)	Compliance with Laws. Failure by Distributor to comply with the Laws of the Territory, where such failure is (1) material to this Agreement, and (2) either cannot be cured in accordance with this Agreement or causes a Material Adverse Effect.

(H)	Business Ethics. Distributor’s knowing failure to comply with Section 17.2 where such failure, in ExxonMobil’s reasonable judgment, would create a material risk of liability for ExxonMobil under Laws.

(I)	Product Quality. A material violation of the Quality Control Requirements applicable to Distributor’s operations occurs.

(J)	Confidentiality. Distributor commits any breach of Section 6.4 or Article XII.

(K)	Quality Assurance. Distributor fails to correct or have corrected any deficiencies pursuant to the Quality Control Requirements of Section 6.8.

(L)	Material Adverse Effect. A Material Adverse Effect occurs.

(M)	Fees Payment Default. A default in the payment of any Fees Payments that continues for more than [***], as set forth in Section 9.3; and that is not the subject of a good faith dispute that is subject to resolution, as set forth in Section 9.2.

(N)	Termination of Complementary Agreements. At ExxonMobil’s option, upon the termination of the Finished Lubricant Supply Agreement, or the Trademark License Agreement or Services Agreement in accordance with Section 13.0 or 13.7.

(O)	Change in Laws. If affected by any change in Laws or introduction of a new Law and subsequent failure to successfully renegotiate the terms of this Agreement, in accordance with Section 17.0(B).

(P)	Material Harm. Any action by Distributor, a Sub-Distributor or Branded Lube Change Center Operator that is likely to cause material harm within the Territory to the value and reputation of the ExxonMobil Proprietary Marks, including:

(1)	adopting, seeking to register, or using any trademark, service mark, logo, emblem, trade name, or other designation confusingly similar to any of the ExxonMobil Proprietary Marks without ExxonMobil’s knowledge and consent;

(2)	seeking to oppose any application for, cancel any registration or otherwise contest the validity or ownership of any ExxonMobil Licensed Trademark; or

(3)	failure to cure any breach of this Agreement under Section 3.3.

(Q)	Unauthorized Sub-Distributors. Failure by Distributor to comply with any of the requirements set forth in this Agreement for the appointment by Distributor of Sub-Distributors, sub-representatives, dealers, representatives or agents to sell the Products, Supply Products and/or offer ExxonMobil Services in or for the Territory.

(R)	Performance Objectives. In the event the performance objectives set forth in Section 8.0 and Exhibit A-3 are not met for two (2) consecutive years during the Term.

(S)	Dissolution or Liquidation. Approval by the board of directors or similar governing body of Distributor, Distributor Parent, or a subsidiary of Distributor or the shareholders of Distributor, Distributor Parent or a subsidiary of Distributor of any plan or proposal for the dissolution or liquidation (whether voluntary or involuntary) of Distributor, Distributor Parent or a subsidiary of Distributor, as applicable.

13.3	Liquidated Damages

(A)	Scope. The Parties acknowledge and agree that if this Agreement is terminated prior to the expiration of the Term or a renewal term or as provided by Subsection 13.3(C) below, the non-breaching Party will incur damages, including lost revenues, that will be difficult or impossible to calculate with certainty. Therefore, the breaching Party will pay to the non-breaching Party at the time of termination, as fair and reasonable Liquidated Damages and not as a penalty, the amount set forth in Sub-Section 13.3(B) below.

(B)	Calculation. For purposes of determining “Liquidated Damages” payable under this Section 13.3, the Parties agree that the calculation of Liquidated Damages will be equal to [***] the Annual Amount.

(1)	Annual Amount. The Annual Amount will be calculated as:

(a)	the annual average of the Fees Payments that were due and payable for the [***] preceding the date of such termination, in case termination occurs more than three (3) years after the Effective Date; or

(b)	the amount corresponding to [***] times the average monthly amount of Fees Payments that were due and payable with respect to the months of effectiveness of this Agreement, in case termination occurs less than thirty-six (36) months after the Effective Date (the “Annual Amount”).

(C)	Application. The Parties agree that upon termination of this Agreement by ExxonMobil under Sections 11.0 (in relation to subsections (b) and (c) of the Change in Control definition set forth in Article I) 13.0, Section 13.2, or by Distributor under Sections 13.0 or 13.1, the non-breaching Party will pay the other Party the amount of Liquidated Damages set forth above. The provisions of this Section 13.3 do not apply if the Agreement is terminated due to the following: (a) condemnation or other taking, in whole or in part, of the premises due to eminent domain; or (b) destruction of all or a substantial part of the Distributor’s business facilities through no fault of Distributor.

13.4	Conduct upon Expiration or Termination. Unless otherwise provided in this Agreement, upon written notice of termination of this Agreement pursuant to Article XIII, which notice is provided as set forth in Article 9 and Sections 8.3, 11.0, 13.0, 13.1, 13.2, 13.6, 13.7, or 17.0, however arising, or in the period sixty (60) calendar days prior to expiration of this Agreement, the Parties agree that the following provisions will govern their conduct:

(A)	Advise Purchasers. Each Party may advise purchasers of the Products and Supply Products that the means of distribution of the Products and Supply Products in that area has changed, or will change on a specified future date, and thereby afford such purchasers the opportunity to make alternative purchasing arrangements for their respective lubricant and/or services needs at the expiration or termination of this Agreement.

(B)	Representation. Upon the effective date of any expiration or termination, Distributor will immediately stop holding itself out to the public in any manner as an authorized blender, importer, seller or distributor of the Products and/or Supply Products; promptly terminate and discontinue telephone, business and other directory listings which refer to Distributor as an authorized blender, importer, seller or distributor of the Products and/or Supply Products, and otherwise comply with the requirements of this Agreement regarding termination of Distributor’s right to use ExxonMobil Proprietary Marks.

(C)	Disposal of Existing Inventory. For ninety (90) days after any termination or expiration of this Agreement, Distributor will be entitled to dispose of any existing inventory in accordance with the terms of this Agreement and/or subject to the terms of the Private Label Proprietary Mark licensor arrangement; provided, that, such inventory conforms to the requirements set forth in this Agreement and is in compliance with any Transition Plan as described in Section 13.5. ExxonMobil may elect to purchase any of Distributor’s inventory of Products and Supply Products at the prevailing market price, taking into consideration the condition of such inventory; provided, that, any reduction in the assessed value of such inventory is based on ExxonMobil’s documented standards and internal controls for valuing inventory. In all aspects of the disposal of existing inventory, Distributor and ExxonMobil will remain in compliance with any Transition Plan adopted by them, as described in Section 13.5.

(D)	Outstanding Amounts. Expiration or termination of this Agreement will be without prejudice to either Party’s accrued rights. In addition to any other remedies available to it, ExxonMobil may apply any or all of the security pledged by Distributor to ExxonMobil toward satisfaction of any remaining amounts unpaid by Distributor to ExxonMobil and overdue. Further, if any amount owed to ExxonMobil at the time of expiration or termination of this Agreement is overdue, then ExxonMobil may apply any or all of the value of Distributor’s then current inventory of Supply Products, bought from ExxonMobil, against such indebtedness. The value of the inventory will be determined in accordance with Section 13.4(C).

(E)	No Reliance. The Parties acknowledge and agree that any amount spent in the performance of this Agreement is spent or incurred with the knowledge that this Agreement may expire or may be terminated as herein provided. Neither Party will make any claim against the other, nor will be liable for any investment, amount spent, or costs incurred, in anticipation of the continuation of this Agreement.

(F)	No New Blending or Packaging. Distributor will not blend any new Product using any ExxonMobil Requirements and Distributor will not package any new Product using any of ExxonMobil Proprietary Marks or Private Label Proprietary Marks.

(G)	Disposition of Confidential Information. Distributor and any Distributor Affiliate shall have no right to use any ExxonMobil’s Confidential Information upon the expiration or termination of this Agreement. At the option of ExxonMobil, upon any expiration or termination of this Agreement, Distributor must:

(1)	return the ExxonMobil’s Confidential Information in its possession, custody or control, or in the possession, custody or control of any Distributor Affiliate or any directors, officers, employees, ex-employees, agents, contractors or professional advisors of it or any Distributor Affiliate, together with all copies thereof;

(2)	destroy by shredding or incineration all documents and other material in its possession, custody or control, or in the possession, custody or control of any Distributor Affiliate or any directors, officers, employees, ex-employees, agents, contractors or professional advisors of it or any Distributor Affiliate, together with all copies thereof, which bear or incorporate any part of the ExxonMobil’s Confidential Information, and certify in writing that it has done so to ExxonMobil; and

(3)	exercise reasonable efforts to destroy all of the ExxonMobil’s Confidential Information from any computer, data storage or similar device under Distributor’s or any Distributor Affiliate’s care and control; provided, that, as to electronic archival copies of the ExxonMobil’s Confidential Information for which such destruction is not feasible, then Distributor will not use such undestroyed ExxonMobil’s Confidential Information for any purpose and will not disclose such undestroyed ExxonMobil’s Confidential Information to any Person and will destroy such ExxonMobil’s Confidential Information in accordance with Distributor’s normal retention schedule.

(H)	Direct Account Supply Contracts Assignment. All contracts for the sale, supply, or distribution of Products and Supply Products to Direct Accounts in the Territory, at ExxonMobil’s specific election, will be assigned to ExxonMobil for continuing supply arrangements. Distributor and all Sub-Distributors will include a provision in their contracts with customers any such contracts allowing for the assignment of the contract to a third-party upon expiration or termination.

(I)	Remedial Actions. Notwithstanding anything to the contrary in this Agreement (except for Section 13.5), the Parties reserve the right to take the following remedial actions within particular country(ies), state(s) or other subdivision(s) of these country(ies), state(s) or other subdivisions(s) of these country(ies) in the Territory or throughout the Territory:

(1)	ExxonMobil may appoint additional distributors including Third Parties;

(2)	ExxonMobil may make sales directly or indirectly to customers of the Products, Supply Products or ExxonMobil Services;

(3)	ExxonMobil may sell exclusively, on a direct basis, to certain types of customers or specific accounts that ExxonMobil may designate from time to time;

(4)	ExxonMobil may assign Direct Account(s) Opportunities to other distributors;

(5)	ExxonMobil may take other actions, in particular country(ies), state(s) or other subdivision(s) of these country(ies) in the Territory or throughout the Territory as ExxonMobil deems commercially appropriate, to assist serving the customer or growing the demand for the Products, Supply Products and ExxonMobil Services;

(6)	ExxonMobil may amend the definition of Territory of this Agreement, upon written notice and in ExxonMobil’s sole discretion, to exclude Bolivia, Paraguay and/or Uruguay; and

(7)	Distributor may blend, distribute, market, supply and sell brands that compete with the Products and Supply Products.

(J)	Non-Solicitation of Distributor Employees and Sub-Distributor Network. ExxonMobil agrees that during the term of this Agreement and for a period of [***] following the Transition Period, ExxonMobil shall not actively solicit any established employee of Distributor or Sub-Distributor with intent to induce or encourage such employee to discontinue or curtail any employment with the Distributor employees or Sub-Distributor network.

13.5	Transition Period.

(A)	Triggering Events; Notice of Election. Distributor and ExxonMobil will agree on a mutually acceptable transition plan and period to permit ExxonMobil to transition its supply of Products and Supply Products from Distributor to another supplier (the “Transition Plan”). The Transition Plan may be elected by ExxonMobil, as follows:

(1)	by ExxonMobil if this Agreement expires at the end of its Term or any renewal term and is not to be replaced with a new agreement prior to such expiration; or

(2)	at ExxonMobil’s sole option and discretion if this Agreement is rightfully terminated by ExxonMobil pursuant to Sections 13.0, 13.1(I) or 13.2.

(B)	Terms and Conditions of the Transition Plan. Immediately upon receipt of ExxonMobil’s election to require a Transition Plan pursuant to Section 13.5(A), or at least [***] prior to the expiration of this Agreement if not replaced by a new agreement as contemplated by Section 4.0, ExxonMobil and Distributor will cooperate and negotiate in good faith to adopt a mutually acceptable Transition Plan. Except as otherwise mutually agreed in the Transition Plan:

(1)	The transition period triggered by Section 13.5(A)(1) or 13.5(A)(2), at ExxonMobil’s election, will be up to [***] from the actual termination or [***] in the event of expiration date of this Agreement, as applicable (the “Transition Period”); ExxonMobil, in its determination, may elect a shorter duration for the Transition Period;

(2)	All of the terms and conditions set forth in this Agreement will continue to be in full force and effect through the Transition Period; provided, however, that the following provisions will no longer apply: Section 4.0 (“Term”); exhibits and addenda that will terminate at the expiration or termination of this Agreement, except for such arrangements that by their nature become subject to the Transition Plan; and

(3)	ExxonMobil and Distributor will work together to develop a detailed forecast for the Products and the Supply Products in the Territory on a product-specific and package-specific basis and appropriate inventory levels (the “Transition Forecasted Volumes”), which forecast will take into consideration the transition of the supply of the Products and Supply Products and contemplate that certain Products or Supply Products may be transitioned to an alternate supplier prior to the conclusion of the Transition Period. Except as provided in Section 13.5(C) below, the Transition Forecasted Volumes are estimates and will in no manner bind ExxonMobil to any minimum purchase.

(C)	Purchase Commitment for Transition Forecasted Volumes. If the Transition is implemented pursuant to Section 13.5(A)(1) or 13.5(A)(2), and in connection with clause (F) of this Section 13.5, ExxonMobil will be responsible for itself purchasing or ensuring that a Third Party purchase, during the applicable Transition Period, the Transition Forecasted Volumes for the affected Product(s), provided that the Products are in good salable condition and have at least eighteen (18) months remaining shelf-life.

(D)	Cost Mitigation. If the transition is implemented pursuant to Section 13.5(A)(1) or 13.5(A)(2), Distributor will work in good faith where reasonably possible to help reduce ExxonMobil’s costs during any Transition Period.

(E)	Effect of Intervening Event of Default. Should an event of default under Sections 13.0, 13.1 or Section 13.2 of the Agreement occur and be continuing during a Transition Period following termination or expiration of this Agreement, the non-defaulting Party may elect by written notice to the defaulting Party to terminate or shorten the Transition Period.

(F)	Toll Blend. If the transition is implemented pursuant to Section 13.5(A)(1) or 13.5(A)(2), ExxonMobil will have the option, subject to mutually acceptable terms and conditions, to toll blend at the Approved Plant, volume of up to the greater of [***] of the [***] last [***] sold volume or [***] barrels per calendar year of such plant’s production capacity, for a period of [***]; provided that up to the greater of [***] of the [***] last [***] sold volume or [***] barrels per calendar year, will be available to ExxonMobil without a take or pay obligation. In the event ExxonMobil exercises its option to toll blend, the Parties will negotiate in good faith in an effort to agree upon the terms and conditions of any such toll blending arrangement.

(G)	Direct Account Logistics Support. If the transition is implemented pursuant to Section 13.5(A)(1) or 13.5(A)(2), in the event ExxonMobil exercises its option to toll blend, subject to mutually acceptable terms and conditions, Distributor agree to supply and service Direct Accounts, at ExxonMobil’s election, for up to six (6) months following such expiration or termination.

13.6	Finished Lubricant Supply Agreement. This Agreement is contingent upon and complementary to the Finished Lubricant Supply Agreement, the Base Stocks Supply Agreement and the International Marine Agreement between ExxonMobil and Distributor commencing as of the

Effective Date. In the event the Finished Lubricant Supply Agreement is terminated, either Party may at its option terminate this Agreement upon written notice to the other Party of not less than ninety (90) days. Termination will be without prejudice to any rights and obligation that have accrued prior to termination.

13.7	Trademark License Agreement and Services Agreement. The Trademark License Agreement between ExxonMobil and Distributor, and the Services Agreement between ExxonMobil Business Support Center Brazil Ltda. and Distributor are contingent upon and complementary to this Agreement. In the event this Agreement is terminated, the parties agree that the Trademark License Agreement is and shall be terminated, without notice, simultaneous to and upon termination of this Agreement.

Article XIV
INDEMNIFICATION

14.0	Indemnity by Distributor. Except with respect to any matter for which ExxonMobil is obligated to indemnify Distributor pursuant to Section 14.1 below, Distributor will indemnify, defend and hold harmless ExxonMobil, each ExxonMobil Affiliate, and their respective officers, directors, employees, agents and representatives and all successors and assigns of the foregoing (the “ExxonMobil Indemnified Parties”) from and against, and reimburse any ExxonMobil Indemnified Party for, any and all Losses that any such ExxonMobil Indemnified Party may suffer or incur, arising from, in connection with or as a result of:

(A)	the failure of any representations or warranties made by Distributor in this Agreement to be true and correct;

(B)	Distributor’s breach of any covenant, agreement or obligation under this Agreement;

(C)	Distributor’s negligence, Gross Negligence or Willful Misconduct in the course of performing its obligations under this Agreement;

(D)	any Intellectual Property Infringement resulting from Distributor’s failure to abide by the ExxonMobil Requirements, Specifications, Approved Distribution Activities, or Quality Control Requirements or Distributor’s breach of the “reasonable degree of skill and care consistent with good industry practice” standard described in Section 5.2(C); or

(E)	any claim by Distributor, any Distributor Affiliate or other related party, or any Sub-Distributor or Branded Lubricant Change Center Operator in the Territory in connection with or related to the termination by ExxonMobil of the Agreement under Section 13.2.

14.1	Indemnity by ExxonMobil. Except with respect to any matter for which Distributor is obligated to indemnify ExxonMobil pursuant to Section 14.0 above, ExxonMobil will indemnify, defend and hold harmless Distributor, each Distributor Affiliate, and their respective officers, directors, employees, agents and representatives and all successors and assigns of the foregoing (the “Distributor Indemnified Parties”) from and against, and reimburse any Distributor Indemnified Party for, any and all Losses that any such Distributor Indemnified Party may suffer or incur, arising from, in connection with or as a result of:

(A)	the failure of any representations or warranties made by ExxonMobil in this Agreement to be true and correct;

(B)	ExxonMobil’s breach of any covenant, agreement or obligation under this Agreement;

(C)	Products blended or manufactured by Distributor using the ExxonMobil Requirements and in accordance with applicable Specifications and Quality Control Requirements supplied to Distributor by or on behalf of ExxonMobil;

(D)	ExxonMobil’s negligence, Gross Negligence or Willful Misconduct in the course of performing its obligations under this Agreement;

(E)	any Intellectual Property Infringement of any Intellectual Property Rights held by ExxonMobil, any ExxonMobil Affiliate or any Third Party resulting from Distributor acting during the Term in accordance with the ExxonMobil Requirements, Quality Control Requirements, Specifications or other written instructions from ExxonMobil or an ExxonMobil Affiliate in relation to the Products, Supply Products or ExxonMobil Services, to the extent following any of the foregoing alone caused or created such infringement; except that there will be no indemnity by ExxonMobil for any Intellectual Property Infringement resulting from an action by the Distributor that occurs (i) after Distributor receives a request from ExxonMobil to cease that action or (ii) after Distributor is on actual notice of a threat, allegation or claim of Intellectual Property Infringement if Distributor fails to provide prompt written notice to ExxonMobil of the threat, allegation or claim of Intellectual Property Infringement; or

(F)	any valid claim from the use by Distributor of the ExxonMobil Proprietary Marks or Private Label Proprietary Marks in accordance with the Trademark License Agreement, including the Branding Guidelines and any other instructions, infringes a Third Party’s rights.

Distributor acknowledges and agrees that the obligation of ExxonMobil to indemnify pursuant to this Section 14.1 will not apply to Distributor and Distributor Indemnified Parties for any Losses arising out of, directly or indirectly, Distributor’s failure to exercise proper care and diligence in mixing, blending or otherwise formulating the Products in accordance with this Agreement and the ExxonMobil Requirements, Specifications and Quality Control Requirements.

14.2	Waiver of Certain Damages. Notwithstanding the provisions of 14.0 and 14.1 above, each of the Parties will and hereby does expressly waive, and agrees to forever forebear from pursuing against the other any claim for indemnification for special, punitive, consequential or exemplary damages arising out of, related to, or in connection with, this Agreement, provided that:

(A)	an indemnified Party actually suffers or incurs a Loss in connection with a claim or proceeding asserted or pursued against such Party by an individual or entity who is not a Party to this Agreement (a “Third Party Claim”); and

(B)	such Loss includes an award of special, punitive, consequential and/or exemplary damages, the Party suffering such Loss as a result of the Third Party Claim may pursue any claim (excluding a claim for indemnification hereunder) against any other party, including one or more of the other Parties hereto, that it is entitled to pursue under applicable Law and in accordance with the terms of this Agreement, including a claim at law or in equity for contribution, to recover all or part of such Loss.

14.3	Allocated Liability. In the event that a claim for indemnification for Losses is asserted hereunder, and it is ultimately agreed or otherwise determined that the liability for such Loss should properly be borne jointly by two or more Parties, then any award of indemnification will reflect, as closely as possible, the agreed to or otherwise determined allocation of liability with respect to the underlying Loss. For example, if Distributor suffers a $1 million Loss as a result of a Third Party Claim, and Distributor asserts a claim for indemnification against ExxonMobil hereunder, and it is determined that both Parties were partially liable, with the liability being allocated sixty percent (60%) to ExxonMobil and forty percent (40%) to Distributor, then ExxonMobil will be required to make (subject to other limitations set forth in this Agreement) an indemnity payment to Distributor in the amount of (US) $600,000.

14.4	Employees.

(A)	Distributor agrees that its employees are its own exclusive legal responsibility in all respects and that ExxonMobil Indemnified Parties disclaim any influence whatsoever over the labor relations of Distributor. ExxonMobil agrees that it has, and will exercise, no direct, indirect, or potential control over any such employees’ terms of employment, including:

(1)	wages and benefits;

(2)	employee personnel issues;

(3)	the number of employees needed to perform a job or task;

(4)	employee work hours, schedules, work week length, and shift hours;

(5)	employee grievances, including administration of any applicable collective-bargaining agreement;

(6)	authorizing overtime;

(7)	general workplace, and safety, rules and standards;

(8)	production standards;

(9)	break and/or lunch periods;

(10)	assignment of work and determination of job duties;

(11)	work instructions relating to the means and manner to accomplish a job or task;

(12)	training employees or establishing employee training requirements;

(13)	vacation and holiday leave and pay policies;

(14)	discipline;

(15)	discharge;

(16)	hiring; or

(17)	any other term or condition of employment.

(B)	Notwithstanding any other provision of this Article XIV, Distributor agrees that, in the event that Distributor and any of the Distributor Indemnified Parties are found to be joint employers of any unit of Distributor’s employees found appropriate for purposes of collective bargaining (a “Bargaining Unit”), a majority of employees in such Bargaining Unit select a labor organization to represent them in collective bargaining, and the representative status of such labor organization as to that Bargaining Unit is certified with finality under the National Labor Relations Act or the Law, Distributor will be solely responsible for bargaining (and any associated costs) all mandatory subjects of bargaining, as defined under the National Labor Relations Act, with the Bargaining Unit.

Distributor further agrees to assume the risk of and sole responsibility for and agrees to defend (with counsel acceptable to ExxonMobil Indemnified Parties), indemnify, release and hold harmless ExxonMobil Indemnified Parties from and against any and all expenses, costs (including, without limitation, professional fees), liabilities, obligations, claims, demands, penalties, fines (without regard to the amount of such fines) and causes of action, at law or in equity (including any arising under the Laws, National Labor Relations Act or any other federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits governing employment and labor law) which may be asserted against ExxonMobil Indemnified Parties by any person, labor organization, the National Labor Relations Board, or any other government agency or administrative entity in the Territory, resulting from, related to or arising out of Distributor’s employment of its employees.

Article XV
INDEMNIFICATION PROCEDURE

15.0	Third Party Claims. Where a Party wishes to enforce any indemnity obligation under Article XIV (an “Indemnified Party”), involving a Third Party Claim, the Indemnified Party will:

(A)	notify the Party with the indemnity obligation (the “Indemnifying Party”) in accordance with Section 17.5 as soon as reasonably practicable, and where such notification is not timely, assume any cost of such delay;

(B)	allow Indemnifying Party control of the defense of the claim at the expense of Indemnifying Party;

(C)	not make admissions, except where testimony is compelled under oath;

(D)	not agree to any settlement or otherwise compromise the defense of the claim without the consent of Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned; and

(E)	give, at Indemnifying Party’s request and expense, reasonable assistance in connection with the conduct of the claim.

15.1	Control of Third Party Claim. Where the Indemnifying Party takes control of the defense of a Third Party Claim in accordance with Section 15.0(B), the Indemnified Party will retain the right to:

(A)	take an active role in proceedings at its own expense;

(B)	be fully informed by Indemnifying Party in connection with the progress of the proceedings; and

(C)	give prior written consent, not to be unreasonably withheld, to any settlement that imposes any obligations, duties, or responsibility on the Indemnified Party (whether to the Third Party or to the Indemnifying Party).

15.2	Failure to Control Third Party Claim.

(A)	If the Indemnifying Party declines to or fails to take control of the defense of the claim in accordance with Section 15.0(B), the Indemnified Party may either assume control of the defense or settle the claim, and

(B)	If the Indemnifying Party otherwise fails to control the defense of the claim to the reasonable satisfaction of the Indemnified Party, the Indemnified Party may assume control of the defense (but may not settle the claim without consent of the Indemnifying Party), in which event:

(1)	the Indemnifying Party’s indemnity obligations under Article XIV will extend to and include all expenses or costs arising out of such defense (or settlement, in the case of Section 15.2(A) above) by the Indemnified Party; and

(2)	the Indemnifying Party will provide, at its own expense, all reasonable assistance to the Indemnified Party in connection with such defense (or settlement, in the case of Section 15.2(A) above) of the claim.

15.3	Direct Claims. Where an Indemnified Party wishes to enforce any indemnity obligation under Article XIV that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party will notify the Indemnifying Party in accordance with Section 17.5 as soon as reasonably practicable, and where such notification is not timely, assume any cost of such delay. Subject to Section 17.12, the Parties will establish, by mutual agreement, arbitration or otherwise, the merits and amount of the Direct Claim as promptly as practicable. The Indemnifying Party will not have any right to assume, control or participate in the prosecution or defense of any claim, action, suit or other proceeding initiated by an Indemnified Party that underlies or relates to a Direct Claim.

15.4	Payment of Indemnified Claims. The Indemnified Party will forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to any Third Party Claim or Direct Claim promptly upon the first to occur, as applicable, of (A) any final decision, judgment or award will have been rendered by a public authority of competent jurisdiction and the time in which to appeal therefrom will have expired, (B) a settlement of a Third Party Claim will have been consummated, or (C) the Parties will have arrived at a mutually binding agreement with respect to such indemnification claim hereunder. The Indemnifying Party will pay to the Indemnified Party such sums promptly upon receipt of such notice.

15.5	Exclusive Remedy. Except as set forth in Section 14.2, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, will be indemnification in accordance with Article XIV and this Article XV. In furtherance of the foregoing, the Parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other Party arising under or based upon any applicable Law (including any such applicable Law relating to environmental matters or arising under or based upon any securities applicable Law, common or civil applicable Law or otherwise), except for any rights, claims or causes of action based upon fraud or criminal activity. Notwithstanding the foregoing, this Section 15.5 will not impede the operation of the provisions of Section 9.2 providing for the resolution of certain disputes relating to Fees between the Parties and/or by an expert in accordance with Section 9.2, or limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief).

Article XVI
FORCE MAJEURE AND ALLOCATION

16.0	Force Majeure. Neither Party will be liable for loss, damage or demurrage due to any delay or failure in performance under this Agreement when acting in good faith and in the ordinary course of business resulting from a Force Majeure Event. A “Force Majeure Event” will mean an action, order, direction, request or control of any governmental authority or person purporting to act therefor that makes compliance with an obligation of this Agreement impractical; or an interruption, unavailability or inadequacy of the supply of products or services or of any facility of production, manufacture, storage, transportation, distribution or delivery due to any reason, including wars, hostilities, public disorder, acts of terrorism, acts of enemies, sabotage, cyber security breaches or attacks, embargoes, strikes, work stoppages, lockouts, labor or employment difficulties, fires, floods, earthquakes, epidemics, acts of God, accidents or breakdowns, plant shutdowns for repairs, maintenance or inspection, weather conditions, or any other causes, whether or not of the same class or kind as those specifically named, which are not within the control of the Party affected and which, by the exercise of reasonable diligence, said Party is unable to prevent or provide against. Neither Party will be required to remove any such cause or replace the affected source of supply or facility if it will involve additional expense or a departure from its normal business practices. The Party whose performance is affected by any of the causes set forth above will give prompt written notice thereof to the other Party. Notwithstanding the foregoing, the Parties agree that for any amounts due and owing, including but not limited to fees owed under Article IX hereunder, and for Product already delivered, Distributor shall not be excused by the Force Majeure Event but shall have a reasonable time period in light of the circumstances in which to pay such amounts.

16.1	Allocation.

(A)	Notwithstanding the obligations of Sections 8.11 or 10.1(A) above, if there is, or ExxonMobil believes in its reasonable opinion that there may be, a shortage of supplies or an anticipated demand on supplies that may exceed the normal, seasonal pattern, for whatever reason, ExxonMobil and its Affiliates may allocate to and among, its distributors or other purchasers such quantities of Product and Supply Products as ExxonMobil and its Affiliates determine in their sole determination it will make available for distribution from any terminal or point of supply, provided that ExxonMobil’s plan of allocation will not unreasonably discriminate between Distributor and other distributors supplied by the same terminal or point of supply. ExxonMobil will not be required to make up any deliveries or quantities omitted pursuant to ExxonMobil’s right to allocate Supply Products, nor will ExxonMobil be liable for any damages or losses in connection with such omitted deliveries or quantities. In all situations of perceived or actual supply shortages, ExxonMobil may join or comply with any voluntary or non-mandatory price, supply, allocation or delivery restriction systems or programs designed and/or supported by any governmental authority, without any liability whatsoever to Distributor.

(B)	Due to uncertainties in the supply/demand situation affecting Supply Products and/or ExxonMobil Services, or the unavailability of sufficient Supply Products and/or ExxonMobil Services, which in ExxonMobil’s sole opinion may prevent ExxonMobil from supplying on an economically viable basis the contractual volumes necessary to meet the requirements for all or some Distributors and all or some other purchasers of Supply Products and/or ExxonMobil Services, ExxonMobil may allocate, limit and/or cease the supply of Supply Products and ExxonMobil Services on any basis which ExxonMobil believes is fair and reasonable under the circumstances.

Article XVII
MISCELLANEOUS

17.0	Compliance with Laws.

(A)	Compliance with Applicable Laws. Distributor will, and will procure that each Distributor Affiliate will, comply with all applicable Laws of the Territory in carrying out its obligations under this Agreement, and will instruct and require its, and Distributor Affiliate’s, employees, contractors, Sub-Distributors and agents to comply with such applicable Laws in the performance of their obligations on Distributor’s behalf.

(B)	Changes in Applicable Laws. The Parties are entering into this Agreement in reliance on the Laws and arrangements with governments or governmental instrumentalities in effect on the Effective Date affecting the Products and Supply Products (including the raw materials and manufacturing or distribution facilities used therefor) sold hereunder insofar as said Laws and arrangements affect Distributor, Distributor Affiliates, ExxonMobil, ExxonMobil Affiliates or ExxonMobil’s suppliers. If the effect of any change in or of any new such Laws or arrangements (the “Change”) is not covered by any other provision of this Agreement, and in the affected Party’s judgment, either (1) has a materially detrimental impact on the Party’s business, or (2) materially increases the risk to the Party in connection with its performance under this Agreement, then the affected Party may request renegotiation of the terms of this Agreement impacted by such Change, to be completed within sixty (60) calendar days of written request thereof. Failing successful renegotiation, the affected Party will have the right by written notice to the other Party to terminate this Agreement effective thirty (30) calendar days after the end of the said sixty (60) calendar day period. If Distributor becomes aware of any Change in the Territory, it shall promptly notify ExxonMobil of such Change.

17.1	Export Controls and Trade Sanctions.

(A)	Each Party acknowledges that technology, software, services, and commodities provided to Distributor by ExxonMobil or any ExxonMobil Affiliate (or products or technology derived from them) may be subject to applicable Trade Laws restricting their export, re-export, transfer or release to certain entities or destinations, including to Persons within Distributor or Distributor Affiliates, or to Third Parties.

(B)	Distributor will comply with all applicable Trade Laws in performing its obligations under this Agreement, and will instruct and require Distributor Affiliates, its contractors, Sub-Distributors and agents to do the same:

(1)	Distributor acknowledges that the Products, Supply Products and ExxonMobil Services provided by ExxonMobil or ExxonMobil Affiliates may be subject to Trade Laws restricting their export (including the deemed export of technology and source code), re-export, transfer or release, directly or indirectly, to certain parties or destinations and Distributor agrees to comply with all such restrictions. Distributor represents and warrants that neither Distributor nor any person that owns or controls Distributor is a Restricted Party or is subject to any other sanction restrictions, or designations under Trade Laws;

(2)	Distributor will not cause ExxonMobil or any ExxonMobil Affiliate to violate any applicable Trade Laws; and

(3)	Distributor will not take any action, furnish any information, or make any request that would be reportable to the U.S. Commerce or Treasury Department or would result in a violation of law or penalty for ExxonMobil or any ExxonMobil Affiliate under U.S. anti-boycott laws and regulations administered by these departments (“Anti-boycott Laws”).

(C)	ExxonMobil will be entitled to terminate this Agreement immediately under Section 13.2 if Distributor becomes a Restricted Party or is subject to any other sanctions, restrictions or designations under applicable Trade Laws.

17.2	Anti-Corruption Commitments and Representations.

(A)	In recognition of and to secure compliance with the principles of Anti-Corruption Laws, Distributor represents, warrants and agrees that in connection with this Agreement no fee, money or any other thing of value has been or will be paid, offered, given, authorized or promised by Distributor or any of its agents or employees, directly or indirectly, to any person or entity (whether natural or legal) or Official (each of the foregoing being a “Covered Person”), for purposes of:

(1)	improperly influencing any Covered Person in his or its official, corporate or business capacity;

(2)	inducing any Covered Person to do or omit to do any act in violation of its lawful duty or that represents an actual or apparent conflict of interest;

(3)	improperly inducing any Covered Person to use his or its influence with a government or government controlled instrumentality to improperly affect or influence any act or decision of such government or instrumentality;

(4)	improperly or covertly inducing any Covered Person directly or indirectly to purchase Products or Supply Products or cause Products or Supply Products to be purchased or to take or fail to take some other action with respect to the Products or Supply Products or in order to promote sales of the Products or Supply Products or otherwise improperly assist ExxonMobil or ExxonMobil Affiliates; or

(5)	securing any improper or unethical advantage.

(B)	Distributor represents and warrants that:

(1)	no Official or close relative to an Official, has or will have any direct or indirect ownership or legal or beneficial ownership in Distributor or any Distributor Affiliate, or in the contractual relationship established by or related to this Agreement;

(2)	no such Official serves as an officer, director, employee or agent of Distributor; and

(3)	it has adequate policies, procedures and/or controls in place to ensure activities under this Agreement are in compliance with applicable Anti-corruption Laws and the requirements of this Section 17.2, including at a minimum, policies, procedures and controls relating to:

(a)	accounting, approval and recording of financial transactions;

(b)	compliance with applicable Anti-corruption Laws;

(c)	risk based training of personnel with regard to applicable Anti-corruption Laws;

(d)	risk based anti-corruption due diligence on third-party engagements or contracts; and

(e)	gifts and hospitality, promotional expenditures, sponsorship and charitable donations.

(C)	Distributor’s representations in this Section 17.2 will be continuing throughout the Term of this Agreement. Distributor agrees to notify ExxonMobil promptly and in writing of any change in direct or indirect ownership in it or in any Distributor Affiliates that would make it or them an Official as defined in this Agreement, or any instance where Distributor fails to comply with this Section 17.2. Distributor covenants that should ExxonMobil notify it of any concern that there may have been a breach of the provisions of this Section 17.2, it will cooperate in good faith with ExxonMobil in determining whether such a breach has occurred. If ExxonMobil determines in its sole discretion that there has been such a breach or that Distributor has taken any action that would create a material risk of liability for ExxonMobil under any applicable Anti-Corruption Law, it will be entitled to treat the breach as an event of default and to exercise any rights it may have upon the occurrence of an event of default, without regard to any waiting periods or cure periods specified in this Agreement. Distributor will, with respect to any Distributor Affiliates or third parties that are undertaking activities pursuant to this Agreement, require compliance with contractual provisions substantially identical to those contained in this Section 17.2.

(D)	Distributor and ExxonMobil agree that resolution of disputes, controversies or claims arising under this Section 17.2 is not limited by the provisions of Section 17.12 hereof, relating to claims and dispute resolution.

(E)	ExxonMobil may, in its sole discretion, request from Distributor a compliance certification that all provisions in this Section 17.2 have been strictly adhered to. Refusal to give this certification will entitle ExxonMobil to treat the refusal as an event of default and to exercise any rights it may have upon the occurrence of an event of default, without regard to any cure periods specified within the Agreement.

17.3	Conflicts with U.S. Laws. Notwithstanding any other provision in this Agreement or any other document, neither this Agreement nor any other document will constitute an agreement by ExxonMobil or an ExxonMobil Affiliate to take any action or refrain from taking any action that is in conflict with, penalized under or not in compliance with or prohibited by the laws of the United States. Each Party represents and agrees that it will not, in connection with this Agreement, take or permit any action or expenditure of funds in violation of, or penalizable by, Trade Laws.

17.4	Assignment. Distributor will not assign or sublicense to any Person (including, without limitation, (1) any competitor of ExxonMobil or any ExxonMobil Affiliate, or (2) any Person included on the Specifically Designated Nationals List of the Office of Foreign Assets Control) any of its rights or obligations with respect to this Agreement including a Direct Account Opportunity without ExxonMobil’s prior written consent; provided, that, where such assignment or sublicense is to a Distributor Affiliate, ExxonMobil’s consent shall not be unreasonably withheld. Any attempted assignment, buy-out or sublicense by Distributor without such consent will be void and of no effect. ExxonMobil may assign any or all of its rights and obligations with respect to this Agreement to any ExxonMobil Affiliate without consent of Distributor; provided, that in the event of any such assignment, ExxonMobil will remain liable for all of its obligations under this Agreement; and provided further, that in the event the assignee ceases to be an ExxonMobil Affiliate, all assigned rights or obligations will immediately be re-assigned back to ExxonMobil. No assignment of this Agreement will in any way alter, limit or otherwise affect the rights and obligations of either Party under this Agreement in any way.

17.5	Notifications.

(A)	Any notification or request for prior written approval required or permitted to be given under this Agreement will be given in writing, in English, and under appropriate confidential cover. The notice will be given by international express or overnight courier, or by fax to the Party due to receive such notice at the following address (or at such other address as may be notified in writing by the relevant Party to the other):

To ExxonMobil:

ExxonMobil Lubricants Trading Company
22777 Springwoods Village Parkway
Spring, Texas 77389
Attention: Americas Alliance Manager, Houston TX 77389
Fax: (832) 648-6032

Cc:	ExxonMobil Fuels & Lubricants Company Vice President, Finished Lubricants 22777 Springwoods Village Parkway Spring, Texas 77389 Fax: (832) 648-6032

To Distributor:

Cosan Lubrificantes e Especialidades S.A.
Praia da Ribeira, nº 51,
Fundos, Ribeira, Ilha do Governador, Postal Code 21.930-050
Attention: Office of the President
Position: Chief Financial Officer
Email: [***]

Cc:	Cosan Lubrificantes e Especialidades S.A.
Avenida Brigadeiro Faria Lima, nº 4.100, 8th floor,
São Paulo/SP, Postal Code 04538-132
Attention: Office of the President
Position: Legal Department
Email: [***]

(B)	Any notice sent by pre-paid express courier such as DHL, Federal Express or similar international courier will be deemed (in the absence of evidence of earlier receipt) to be received ninety-six (96) hours after dispatch. In proving the time of dispatch it will be sufficient to show that the envelope containing such notice was properly addressed, pre-paid and delivered to the express courier. Any notice by fax or electronic mail will be deemed to be received on the date it is sent, if there is hard copy confirmation by the fax machine or electronic mail software that the notice was transmitted satisfactorily during the recipient’s business hours and provided that the sender can show that it has sought and received confirmation (by electronic mail or by fax) that the original fax or electronic mail notice has been received at the correct destination under this Section 17.5.

17.6	Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such a determination, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

17.7	Amendments. No variation or amendment of this Agreement (including any Exhibits, Schedules or Addenda hereto) will be effective unless made in writing making specific reference hereto and signed by or on behalf of each Party. Unless otherwise noted in this Agreement, no consent from any Person other than the Parties will be required in order to amend this Agreement.

17.8	The Relationship Created by this Agreement.

(A)	Status of Parties. Except as otherwise provided in this Agreement, nothing contained in this Agreement will be construed to create an agency relationship between the Parties and neither Party will have any power to obligate or bind the other in any manner whatsoever.

(B)	Amount Spent by Distributor. Distributor acknowledges and agrees that any amount spent by Distributor in the performance of this Agreement is spent or incurred with the knowledge that this Agreement may expire or may be terminated as herein provided. Distributor and will make any claim against ExxonMobil, nor will ExxonMobil be liable to Distributor, with respect to Distributor’s investment, any amount spent by Distributor, or costs incurred by Distributor, in the performance of the terms of this Agreement, or in anticipation of the continuation of this Agreement.

(C)	Parties’ Obligations. It is specifically understood and agreed that neither the expiration nor termination of this Agreement, in accordance with any provisions of this Agreement or otherwise, will subject either Party to any liability or obligation with each other or to any third party, either by operation of law or on any other basis, except as specifically set forth under this Agreement.

(D)	Disclaimer of Franchise Relationship. The Parties acknowledge and agree that the term of this Agreement and the right to terminate this Agreement are substantive and contractual terms between the Parties, which they have mutually agreed upon in good faith. The Parties disclaim any franchise relationship; however, if a law or regulation, commonly known as a “franchise relationship” law, now exists or is adopted in the future and is determined by judicial or administrative authority as a matter of law to apply to the Parties in the Territory, then the occurrence of an act or event detailed in Section 13.2, will constitute sufficient cause, good cause, reasonable cause or such other similar terminology or standard within the meaning of said law for the purpose of allowing termination or expiration of this Agreement.

(E)	No Compensation Under any Law or Regulations in the Territory Related to Commercial Agency or Distribution Relationships. Without prejudice to the generality of the foregoing, the Parties hereby acknowledge and agree that Distributor will not make any claims and is not entitled to any compensation or damages arising from the expiration or termination of this Agreement in accordance with its terms and Distributor hereby waives any right to such compensation or damages. Distributor recognizes that under this Agreement it will blend Products, and sell and distribute Products and Supply Products and that none of the activities to be performed hereunder evidences sales agent services, thus, Distributor agrees that it has no rights to compensation upon expiration or termination of this Agreement arising from any law now in effect or hereafter promulgated in the Territory governing compensation or indemnification to a commercial intermediary upon termination of a distribution agreement.

Distributor shall cause Distributor Affiliates to comply with the provisions of this Section 17.8 but in the event that any Distributor Affiliate makes any claim or demand against ExxonMobil or any ExxonMobil Affiliate in breach of the provision of this Section 17.8, Distributor will indemnify, defend and hold harmless the ExxonMobil indemnified Parties from and against, and reimburse any ExxonMobil Indemnified Party for, any and all Losses that any such ExxonMobil Indemnified Party may suffer or incur, arising from, in connection with or as a result of such demand or claim in accordance with the provisions of Articles XIV and XV above.

17.9	Remedies and Waivers.

(A)	Waiver. No delay or omission by any Party in exercising any right or remedy provided by applicable Law or under this Agreement will constitute a waiver of such right or remedy. No waiver of any right or remedy by a Party in respect of any act or omission by the other Party will constitute a continuing waiver in respect of other or future acts or omissions by such other Party.

(B)	Exercise of a Right or Remedy. The single or partial exercise of a right or remedy under this Agreement will not preclude any other nor restrict any further exercise of any such right or remedy.

(C)	Remedies Not Exclusive. Without limiting the Parties’ rights under this Section 17.9, the rights and remedies provided in this Agreement are cumulative and do not exclude any other rights or remedies provided by applicable Law (including any remedies at law), provided, however, any limitations set forth in this Agreement with respect to the liability of either Party and/or exclusion of other rights or remedies provided by applicable Law (including any remedies at law) will be equally applicable to all the relevant rights and remedies provided under this Agreement and all other available rights and remedies provided by applicable Law.

17.10	Right to Audit. To ensure compliance with this Agreement, and in addition to other audit rights under this Agreement, upon five (5) Business Days prior written notice, ExxonMobil will have the right to inspect and audit, at its own expense and to the extent and manner that it will not prevent the Distributor from conducting its businesses in an ordinary manner, Distributor’s relevant blending facilities, equipment, and books and records, audited or otherwise, and, for this purpose, Distributor will grant ExxonMobil, upon such notice, access to any such facilities, personnel, equipment, and/or books and records for purposes of auditing compliance with this Agreement, provided that ExxonMobil’s audit rights shall not extend to information outside the scope of this Agreement that is subject to a confidentiality agreement between Distributor Parent and any of its joint-ventures set forth in Exhibit G. ExxonMobil agrees only to disclose confidential information obtained during such audit to personnel who reasonably need to have access to such confidential information for the purposes of performing under the terms of this Agreement.

In addition, Distributor agrees to prepare and maintain (or cause to be prepared and maintained) accurate documents and data (where relevant, in accordance with local country GAAP) in connection with the volumes and revenues described in this Article XVII and must preserve and retain (or cause to be preserved and retained) these documents for a period of not less than three (3) years for the purpose of demonstrating compliance with the terms of this Article XVII. Upon the reasonable request of ExxonMobil or an ExxonMobil Affiliate, Distributor must make available to ExxonMobil or such ExxonMobil Affiliate or their representatives, the documents and data referred to in this Article XVII, including those held on computer or other electronic information retrieval system, together with relevant personnel, and agrees to grant access at reasonable times and upon reasonable notice to representatives or personnel of ExxonMobil or an ExxonMobil Affiliate.

17.11	Entire Agreement. This Agreement (including any Exhibits, Schedules and Addenda hereto) contains and constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements (including without limitation the Master Lubricants Agreement dated December 1, 2008, as amended), understandings or arrangements (both oral and written) relating to the subject matter of this Agreement (and any such document).

17.12	Applicable Law and Dispute Resolution.

(A)	Applicable Law.

(1)	This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another Law) will be governed by,

and construed and take effect in accordance with, the laws of the State of New York and of the United States, without giving any effect to its conflict of laws rules that would result in the application of any other law.

(B)	Claims.

(1)	As used in this Section 17.12, “claim(s)” will be construed broadly and will include but not be limited to a demand for money, property, equitable relief, or any interest, whether fixed or contingent, to which a Party asserts a right.

(2)	Except as otherwise provided in this Agreement, all claims by either Party arising out of or relating to this Agreement and the business relationship between the Parties created hereunder are barred unless asserted by giving a notice of claim, (a) within thirty-six (36) months from the date a Party knew of, or should have known of the event, act or omission to which the claim relates, and (b) in accordance with the dispute resolution procedure set forth in Section 17.12(C) below.

(C)	Dispute Resolution. Except as otherwise provided in this Agreement, as summarized in this Section 17.12(C), any claim in connection with, arising out of, or relating to, this Agreement (including any provision of any Schedule, Addenda or Exhibit thereto) or the breach, termination, expiration or validity thereof, will be handled by the Parties as follows:

(1)	The Parties understand and agree that no claim asserted under Section 17.12 may be consolidated or asserted jointly with the claim or claims of any other claimant or class of claimants and no proceeding commenced or to be commenced hereunder may be consolidated or joined with any other proceeding nor may any claim asserted hereunder be asserted as part of any class action litigation or class action mediation or arbitration proceeding.

(2)	The Parties also understand and agree that resolution of claims arising out of Section 9.2 (Fees Documentation and Dispute), Section 17.1 (Export Controls and Trade Sanctions), Section 17.0 (Compliance with Laws) and Section 17.2 (Anti-Corruption Commitments and Representations) of this Agreement, and the Trademark License Agreement, are not limited to resolution under this Section 17.12, and that either Party may pursue resolution of any dispute, controversy or claim arising out of those specific portions of this Agreement in the courts of New York, or may proceed under this Section 17.12. Notwithstanding any other provision of this Agreement either ExxonMobil or any ExxonMobil Affiliate may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other equitable relief to prevent irreparable harm to the ExxonMobil Proprietary Marks or irreparable harm resulting from improper disclosure or use of ExxonMobil’s Confidential Information.

(D)	Arbitration.

(1)	Disputes. Subject to Section 17.12(C)(2), any dispute, controversy or claim arising of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach thereof, will be resolved by arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce’s International Court of Arbitration (referred to as the “ICC”) in force at the time and will be administered by the ICC. In addition to the authority conferred upon the arbitral tribunal (the “Tribunal”) pursuant to this Section 17.12, the Tribunal will also have the authority to grant provisional remedies, including injunctive relief.

(2)	Responsibility of Arbitrators. The Tribunal will consist of three arbitrators. One arbitrator will be nominated by the Party initiating the arbitration (the “Claimant”) in the Claimant’s Request for Arbitration. The second arbitrator will be nominated by the responding Party (the “Respondent”) in the Respondent’s Answer. The arbitrators nominated by the Parties will then select the third arbitrator, who will serve as president of the Tribunal. If, within thirty (30) days following the confirmation of the Respondent’s nominated arbitrator the two arbitrators are unable to agree upon the third arbitrator, the third arbitrator will be appointed by the ICC.

(3)	Venue. The place of the arbitration will be New York, New York, United States of America. The arbitration proceedings will be conducted in English, and all submissions will be made in English. Each Party will bear the translation costs in respect of its own documents.

(4)	Final Award. Any award of the Tribunal will be final and binding upon the Parties, their successors and assigns, without further appeal, recourse or review. Any such award may, if necessary, be enforced by any court of competent jurisdiction in any country. The expenses of arbitration will be borne by the Party(ies) against whom the decision is rendered, or apportioned in accordance with the decision of the Tribunal.

(5)	Provisional Remedies. By agreeing to arbitration as set forth in this Section 17.12, the Parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy or to enforce provisional or other remedies granted by the Tribunal. A request for such provisional remedies to a court will not be deemed as a waiver of the agreement to arbitrate set forth under this Section 17.12.

17.13	Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. The Parties agree that an electronic signature by ExxonMobil will be binding between the Parties and will be admissible in evidence for all purposes in any proceedings as between the Parties.

17.14	Survival. Each Party’s obligations under Articles I, III, IX (as to payments then due ExxonMobil), XII, XIII, XIV, XV, XVIII and Sections 5.7(A) and 5.7(B), 6.4, 6.9 and 8.1(L), 8.1(T), 17.1, 17.3 through 17.9, 17.11 through 17.14, and 17.16, will survive any termination or expiration of this Agreement.

17.15	Conflict of Interest. Each Party will establish and maintain precautions to prevent its employees, agents or representatives from making, receiving, providing or offering substantial gifts, entertainment, payments, loans, or other consideration to employees, agents, or representatives of the other Party for the purpose of influencing those persons to act contrary to the commercially reasonable interests of the other Party. This obligation will apply to the activities of each Party’s employees in their relations with the employees of the other Party and their families and/or third parties arising from this Agreement.

17.16	Accuracy of Records. Distributor agrees to keep, in accordance with good accounting practice, books, records and accounts covering its activities under this Agreement and containing all information necessary to determine compliance with the obligations of this Agreement, including those respecting confidentiality and use of ExxonMobil’s Confidential Information. During the Term and for a period of three (3) years thereafter, and upon ExxonMobil’s request, Distributor agrees to permit ExxonMobil or its authorized representatives to inspect on five (5) Business Days prior notice and at its own expense, at reasonable intervals and during regular business hours, such books, records and accounts as may be necessary for the following purposes:

(A)	to verify the production and sale volumes and revenues both during the three (3) years after the termination and during the Term; or

(B)	to meet governmental reporting requirements.

17.17	Reserved.

17.18	Reserved.

17.19	Mutual Consultation. If any material event occurs that was not anticipated by the Parties at the time of entering into this Agreement or otherwise is not expressly provided in this Agreement, the Parties will discuss and consult with one another in good faith in an amicable manner.

17.20	Mutual Termination and General Release. Concurrent with the execution of this Agreement, Distributor and ExxonMobil and/or ExxonMobil’s Affiliate(s) will execute a Mutual Termination and General Release Agreement, substantially in the form of Exhibit F attached hereto, thereby terminating the Master Lubricants Agreement between ExxonMobil International Holdings B.V. and Esso Brasileira De Petroleo Limitada dated December 1, 2008, as assigned and/or amended.

17.21	[***]. In the [***] of the Agreement, the Parties will [***] (according to definition below) and [***] and [***] to ExxonMobil starting in the [***] of the Term, to achieve a [***] to Distributor and [***] to ExxonMobil for [***] through [***] of the Term. The Parties shall repeat this [***] thereafter every [***] as set forth in the table below.

[***] Period	Period 1	Period 2	Period 3
[***] Period	[***] [***]	[***] [***]	[***] [***]
[***] Period	[***] [***]	[***] [***]	[***] [***]

(A)	[***]. “[***]” means the amount of [***], [***] back [***] applicable to the [***] period owed by Distributor to ExxonMobil. For purposes of calculating [***], Distributor agrees that [***] and [***] will reflect the actual [***], up to a limit (cap) of [***] of [***].

(B)	[***] Process.

(1)	Distributor shall provide to ExxonMobil, upon request, comprehensive [***] covering the [***] pertaining to the Agreement and Distributor’s [***] operations in the Territory, [***] by a [***] agreed upon by ExxonMobil, and prepared using [***] and [***]. For the avoidance of doubt, the comprehensive, [***] utilized for the [***] process, as set forth in Section 17.21(b)(i), shall only include Distributor’s operations in the Territory pursuant to the Agreement, and shall not include any other [***] of Distributor or Distributor Affiliates (excluding Distributor’s subsidiaries).

(2)	Using the [***] provided pursuant to Section 17.21(b)(i), the [***] of the [***] and resultant [***] of [***] to Distributor and [***] to ExxonMobil will be determined.

(C)	Amendment of Agreements to Reflect [***]. The Parties shall amend any and all applicable contracts to reflect the [***] determined in 17.21(b) above.

This Section 17.21 shall apply notwithstanding anything to the contrary in this Agreement, specifically including but not limited to Article IX.

Article XVIII
ATTACHMENTS

18.0	Incorporation by Reference. The following attachments are incorporated herein by reference and made part of this Agreement. In the event of any inconsistency between any term set out in the main body of this Agreement and those set out in the Exhibits, or Schedules, the terms set out in the main body of the Agreement will prevail. In the event of any inconsistency between (A) the supply terms and conditions attached hereto as Schedule 2; and (B) any terms and conditions that Distributor may propose, attach or include with a delivery of a particular purchase, the Parties agree that the terms and conditions of this Agreement will prevail.

EXHIBIT A	PRODUCTS AND SUPPLY PRODUCTS

EXHIBIT A-1	LIST OF APPROVED PLANTS

EXHIBIT A-2	LIST OF PARTICIPATING SUPPLIERS

EXHIBIT A-3	DISTRIBUTOR STRATEGIC ALIGNMENT AND PERFORMANCE METRICS

EXHIBIT A-4	MARKETING PLANNING AND PRODUCT MANAGEMENT

EXHIBIT A-5	BASE STOCKS PLANNING AND MANAGEMENT

EXHIBIT A-6	OIL CONDITION MONITORING CHARGES

EXHIBIT B	DIRECT ACCOUNT OPPORTUNITIES

EXHIBIT C	BUSINESS ETHICS

EXHIBIT D	ADDENDA APPLICABLE TO THIS AGREEMENT

EXHIBIT E	RESTRICTED EMPLOYEES

EXHIBIT F	MUTUAL TERMINATION AND GENERAL RELEASE AGREEMENT

EXHIBIT G	FIREWALL AGREEMENT

SCHEDULE 1	BASE STOCKS SUPPLY AGREEMENT

SCHEDULE 2	FINISHED LUBRICANTS SUPPLY AGREEMENT

[Signature Pages Follow]